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                                                                    EXHIBIT 10.1




                                REVENUE SHARING,
                              SERVICE DEVELOPMENT,
                                       AND
                            JOINT MARKETING ALLIANCE
                                    AGREEMENT





                                 BY AND BETWEEN

                        IXC COMMUNICATION SERVICES, INC.

                                       AND

                                   e-NET, INC.



                                      -17-

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                                 SIGNATURE PAGE


THIS AGREEMENT has an Effective Date of September 14, 1999, and is made by and between:

IXC Communication Services, Inc. "IXC")

with offices located at:

1122 Capital of Texas Highway South
Austin, TX  78746-6426

Telephone:        (512) 231-5188
Facsimile:        (512) 231-5287

AND

e-Net Inc. and ZeroPlus.com, Inc., (hereinafter collectively referred to as "E-NET")

with offices located at:

12800 Middlebrook Rd.
Suite 400
Germantown, MD 20874

Telephone:                 (301) 601-8700
Facsimile:                 (301) 601-3221

IXC and E-NET (hereinafter collectively referred to as the "parties") agree to collaborate to provide the hereinafter defined services on the terms and conditions contained in this Agreement, including this Signature Page, the General Terms & Conditions, and Appendices A, B, C, and D, attached hereto and incorporated herein by reference.

E-NET, INC.                                 IXC COMMUNICATION SERVICES, INC.

By:  /s/ Robert A. Veschi                   By: /s/ Dominick DeAngelo
    ---------------------------------          ------------------------------
      (Authorized Signature)                   (Authorized Signature)

Name:    Robert A. Veschi                   Name:    Dominick DeAngelo

Title:   President and CEO                  Title:   SVP Product Marketing

Date:                                       Date:



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                                              GENERAL TERMS & CONDITIONS


I.    PURPOSE OF THIS AGREEMENT AND AGREEMENT TERM.

      A. This non-exclusive Agreement is intended to provide a framework for E-NET and IXC to be able to provide joint telephony services to Market Associates, as defined below, utilizing E-NET's ZeroPlus.com technology, as defined below, in combination with certain IXC services (such joint telephony services are hereinafter referred to as the "Conjoined Service"). This Agreement is also intended to provide the structural framework for revenue sharing, joint marketing, and joint sales activities to IXC and E-NET existing and potential customers. This Agreement will attempt to outline the specific details required to perform these activities, the responsibilities they entail to both companies, and to outline each party's liabilities associated with these responsibilities. Since the specifics of this relationship can not fully be outlined in this contract, both sides agree to make efficient use of informal arbitration, performance review meetings, and other operational discussions to make a best effort to outline a mutually beneficial operating arrangement. It is intended that additional operating procedures will be added to this document over time in appendices to further enhance the relationship and operating mechanisms.

      B. The initial term of this Agreement is for two (2) years, and commences as of the Effective Date notwithstanding the date(s) signed by a party's authorized representative ("Initial Term"). This Agreement shall automatically renew for additional twelve (12) month terms (each a "Renewal Term") unless either party notifies the other party in writing at least ninety (90) days prior to the expiration of the Initial Term or the then current Renewal Term, of its intention not to renew.


II.   DEFINITIONS.

      A. "ZeroPlus.com" shall mean the wholly owned subsidiary of E-NET, ZeroPlus.com, Inc., which provides internet telephony services to end users by facilitation of a "0 plus 10 digit" dialing method similar to the way traditional telephone calls are made. ZeroPlus.com shall also refer to the proprietary voice-over-data technology including specifically, for purposes of clarification and not limitation, algorithms, electronic computer protocols, routines, subroutines or programs developed by or on behalf of E-NET, or otherwise owned by or in custody of E-NET, to facilitate the internet telephony strategy embodied by E-NET and its wholly-owned subsidiary.

      B. "Gemini 2000" shall mean the fully redundant U.S.-based internet protocol network ("IP network") offering dedicated IP transport services, as well as access to other internet service providers' IP networks. Gemini 2000 employs an OC-48 POS (Packet over SONET) backbone to route traffic hierarchically between core site regions.

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            Access to this IP network is via private line, frame relay, ATM, or
            SDSL where available. Access speeds are offered from 56kbps through OC12; data transmission provides speeds approximately twenty (20) times faster than that available from other service providers. IXC's IP network is built and owned by IXC, and is fully managed by its dual, redundant IXC IP network operations centers.

      C. "Gross Revenues" shall mean the gross billings as earned and collected on the Conjoined Service provided hereunder, including off-net telephone charges, enhanced messaging charges, advanced feature charges and advertising.

      D. "Market Associate" shall mean an internet portal, internet service provider, carrier, end user or any other party (other than E-NET or IXC) utilizing or promoting others to use the ZeroPlus.Com application over the Gemini 2000 network for on-net or off-net telephony services.

      E.    "Losses" shall mean negative Qualifying Net Revenue as defined in
            Section VII.

      F. "IXC Internet Services, Inc." shall mean the wholly owned subsidiary of IXC Communication Services, Inc.


III.  E-NET RESPONSIBILITIES.

      E-NET shall be responsible for making available for the Conjoined Service, or otherwise delivering to IXC for the purpose of the Conjoined Service, the following elements:

      A. A designate will serve as the E-NET point of contact. The E-NET point of contact noted below in Section XXII (J), shall be responsible for coordinating performance reviews, detailing compliance with Service Level Agreement ("SLA") requirements contained in Appendix C, providing requested financial information, and coordinating the performance of this Agreement with the IXC point of contact.

      B. T2000 Gatekeeper software, installation and technical support for three servers (which servers shall be included in the equipment that IXC shall lease to E-NET hereunder) to be located at the IXC locations agreed to by the parties pursuant to the engineering plan to be developed pursuant to this Agreement. Software shall be installed at such locations no later than January 1, 2000.

      C. 25 ISA-based NetConnect cards to be delivered for use under this Agreement for end-users as necessary;

      D. Long distance routing capability inbound from an IP data network (including the internet), and outbound to an IP data network (including the internet). The foregoing will be based upon E-NET's VoIP (Voice over Internet Protocol) Products, as the term `Products' is defined in Section XIX, below;


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      E.    ZeroPlus.com subscriber base information;

      F.    Registration of ZeroPlus.com users via web interface;

      G. Customer and technical support for E-NET provided elements as defined in Appendix B;

      H. Back office billing systems, and related support necessary to invoice customers for services covered under this Agreement; and

      I.    Joint sales and marketing support.


IV.   IXC RESPONSIBILITIES.

      IXC is responsible for making available for the Conjoined Service, or otherwise delivering to E-NET for the duration of this Agreement as specified herein, the following elements:

      A. A designate who shall serve as IXC's point of contact. IXC's point of contact noted below in Section XXII J, shall be responsible for ensuring each party's performance of its duties in support of the Conjoined Service, coordinate E-NET's and IXC's corporate resources involved in the Conjoined Service, maintain records related to the Conjoined Service, and coordinate the performance of this Agreement with E-NET's point of contact;

      B. Joint sales and marketing support to offer the Conjoined Service to IXC's retail and wholesale customers;

      C. Climate controlled, UPS powered, co-location space for all T2000 Gatekeeper software, web servers, SQL servers, and related routers that are required to provide the Conjoined Service, and access to Gemini 2000, in the facilities located at the IXC locations agreed to by the parties pursuant to the engineering plan to be developed pursuant to this Agreement;

      D. Leasing to E-NET certain equipment necessary for the Conjoined Service, the aggregate cost (that is, the total acquisition cost to IXC) of which shall not exceed one million dollars ($1,000,000.00) unless otherwise agreed to by IXC in its sole discretion. Subject to the above, the exact description and quantity of such equipment is to be designated by the parties in the engineering plan, which is to be developed pursuant to this Agreement; and

      E. Termination of switched minutes with respect to the Conjoined Service, as more fully set out below.

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V.    JOINT RESPONSIBILITIES.

      E-NET and IXC are responsible for making available for the Conjoined Service, or otherwise delivering to each other for the duration of this Agreement as specified herein, the following elements:

      A. Customer service support for services covered under this Agreement as defined in Appendix B.

      B. IXC and E-NET points of contact shall make best efforts and be jointly responsible for delivering a detailed engineering plan to IXC and E-NET senior management by no later than October 1, 1999, which will define the network architecture necessary to provide a robust, reliable, and scalable operating structure.

      C. Interoperability testing of E-NET software on IXC provided and monitored hardware.

      D. IXC and E-NET points of contact shall make best efforts and be jointly responsible for delivering a detailed operating plan to IXC and E-NET senior management by no later than October 1, 1999, which will define all of the standard reports, calculations and other service parameter calculations provided pursuant to this Agreement.

      E. IXC and E-NET points of contact shall make best efforts and be jointly responsible for delivering a detailed capital planning analysis to IXC and E-NET senior management by no later than October 1, 1999, which will define all of the equipment required by IXC and E-NET to deliver a superior service offering as outlined in paragraph B above. This equipment will be leased to E-NET as defined in Section VI below.

      F. Each party, individually, shall be responsible for collecting and paying to the appropriate tax authorities any charges, assessments, surcharges, levies, fees, sales or use taxes, or similar items, if any, assessed by any governmental entity ("Applicable Taxes") that are due with respect to its share of Qualifying Net Revenue or its performance under this Agreement. The parties are individually liable for and shall indemnify the other from and against losses, claims, damages and expenses including, but not limited to, reasonable attorneys' fees, arising out of or resulting from its payment of or failure to pay all Applicable Taxes properly chargeable to it or relating to the purchase, use, resale, or lease of the Conjoined Service, and/or any penalty and interest thereon if assessed by the applicable governmental entity. Each party shall be responsible for payment of its respective corporate franchise and income taxes to the extent based upon income derived from performance of this Agreement.


VI.   E-NET EXPENSE OBLIGATIONS.

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      A.    Lease of Equipment Required to Deliver the Conjoined Service.

            The parties each agree that certain equipment will be required for E-NET to provide the Conjoined Service over the IXC network. IXC shall lease such equipment to E-NET in accordance with the terms and conditions of IXC's standard Master Service Agreement and applicable Customer Premise Equipment supplement, attached hereto at Appendix D and incorporated herein by reference, except as provided in this paragraph and otherwise agreed to in writing by the parties. The lease rate for such equipment shall be at IXC's cost, as determined by IXC in its good faith discretion. With respect to such equipment lease rates, IXC's costs shall be calculated in accordance with IXC's then current standard cost model for such equipment, which shall include, but not be limited to, all acquisition costs, any applicable taxes and IXC's then current standard financing/carrying cost; upon taking all such equipment costs into consideration, the applicable lease rates shall be calculated in the same manner as depreciation, using the straight line method over a sixty (60) month period. In the event of either the termination of this Agreement or a debt or equity offering by E-NET other than in connection with the rights granted to IXC pursuant to Section XI, IXC may, in its sole discretion, direct E-NET to purchase (at which point E-NET shall be obligated to purchase) all of such equipment at its then book value (i.e., the un-depreciated value), as determined by IXC in its sole good faith discretion. The lease payments for such equipment shall be considered an operational expense reimbursable to IXC under the revenue sharing plan outlined herein. Subsequent to the Effective Date hereof, E-NET and IXC agree to negotiate in good faith to determine the exact description, quantity and location of the equipment to be leased by E-NET from IXC pursuant to this Agreement. In any event, the title to and risk of loss for the equipment provided hereunder shall remain with IXC unless such equipment is purchased by E-NET at the direction of IXC pursuant to this paragraph.

      B)    Collocation and Usage Based Bandwidth Calculation.

            The parties each agree that collocation space and bandwidth via IXC's network will be required for E-NET to provide the Conjoined Service. IXC shall provide collocation (in the locations set out in this Agreement) and bandwidth services to E-NET in accordance with the terms and conditions of IXC's standard Master Service Agreement and applicable Data Collocation & Bandwidth Services supplement, attached hereto as Appendix D and incorporated herein by reference, except as provided in this paragraph and otherwise agreed to in writing by the parties. The collocation and bandwidth rates shall be priced at IXC's cost, as determined by IXC in its good faith discretion and such collocation and bandwidth charges associated with the Conjoined Service shall be considered an operational expense reimbursable to IXC under the revenue sharing plan outlined herein. With respect to such collocation and bandwidth rates, IXC's costs shall be calculated in accordance with IXC's then current standard cost model for such services. With respect to collocation, such cost model shall include, but not be limited to, capital cost per square foot, power, HVAC, and monitoring costs. With respect to bandwidth, such cost model


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            shall include, but not be limited to, costs of fiber, optronics, access to the Gemini 2000 network, maintenance of such forementioned items, and off-net back up circuits.

      C)    Termination of Switched Minutes.

            With respect to the switch minute terminations originating from customers of the Conjoined Service IXC shall provide switched services to E-NET, at IXC's cost, in accordance with the terms and conditions of IXC's standard Master Service Agreement and applicable IXC Switched Service supplement, attached hereto as Appendix D and incorporated herein by reference, except as provided in this paragraph and otherwise agreed to in writing by the parties. The charges for such switched services provided in connection with the Conjoined Service shall be an operational expense reimbursable to IXC under the revenue sharing plan outlined herein. With respect to such charges for switched services, IXC's costs shall be calculated in accordance with IXC's then current standard cost model for such switched services, which shall include, but not be limited to, termination charges from applicable LECs, backhaul bandwidth into IXC's closest point of presence, and applicable federal and state charges, taxes and fees.


VII.  REVENUE SHARING.

      With respect to the Conjoined Service provided hereunder, IXC and E-NET agree to share net revenue and to allocate certain expenses in the following manner:

      A.    IXC Expenses for Joint Service Delivery of ZeroPlus.com.

            As part of the revenue sharing plan, IXC will be incurring certain operational expenses described above in Section VI and designated below as `at IXC Cost', and shall submit the expenses to E-NET for reimbursement and calculation of the monthly Qualifying Net Revenue as follows:

            1.    Charges for leasing of equipment from IXC to E-NET, at IXC
                  Cost,

            2.    Bandwidth Usage related to IXC's Gemini 2000 Network at IXC
                  Cost,

            3. Co-location charges for facilities in the IXC locations agreed to by the parties pursuant to the engineering plan to be developed pursuant to this Agreement, at IXC Cost, and

            4. Charges for switched services provided by IXC to E-NET in connection with the Conjoined Service, at IXC Cost.

            IXC shall not be reimbursed for expenses associated with SG&A overhead for sales support of ZeroPlus.com.

      B.    E-NET Operational Expenses For Joint Service Delivery of
            ZeroPlus.com.

            As part of the revenue sharing plan, E-NET will be incurring expenses for certain operational expenses and shall include these reimbursable expenses in its calculation

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            of the monthly Qualifying Net Revenue, which are designated below as
            'at E-NET Cost', as follows:

            1.    SG&A overhead for billing operations support at E-NET Cost

            2.    SG&A overhead for customer care L1 & L2 at E-NET Cost

            3.    SG&A overhead for corporate administration at E-NET Cost

            4.    SG&A overhead for sales support at E-NET Cost

            5.    SG&A overhead for software development at E-NET Cost

            6.    SG&A overhead for hardware development at E-NET Cost

            7.    Marketing expenses for Conjoined Service at E-NET Cost

            E-NET shall not be reimbursed for (i) any overhead, marketing expense, or other costs or charges that are not attributable to the Conjoined Service or (ii) any costs or charges associated with ZeroPlus.com software, other Products or T2000 Gatekeeper software.

      C.    Market Associate Percentages.

            A Market Associate, as defined herein, which agrees to use, promote and, under certain circumstances, install ZeroPlus.com on its web site for convenient and efficient access to its market base, will be paid a percentage of gross revenue with respect to the Conjoined Service attributed to such Market Associate. This percentage is currently roughly fifteen percent (15%) of gross revenue, however, it may vary up to maximum twenty-five percent (25%) of gross revenue depending on the portal in question. Any Market Associate requesting more than a 25% gross margin for access to their customer base, must be considered an exception and all such requests shall be denied unless otherwise approved in writing by IXC `s primary point of contact and E-NET's primary point of contact as defined in this Agreement.

      D.    Calculation of Qualifying Net Revenue.

            Qualifying Net Revenue of the Conjoined Service delivered by E-NET and IXC shall be defined in the following manner: Qualifying Net Revenue shall equal Gross Revenues from the Conjoined Service including advertising revenue related thereto, minus Market Associate percentages as defined in paragraph C, above, and minus both IXC's operational expenses as defined in paragraph A, above, and E-NET's operational expenses as defined in paragraph B, above (which operational expenses are reimbursed to the respective parties in accordance with paragraph E, below). In performing this calculation both parties agree to follow all standards of generally accepted accounting practices or (GAAP) as defined by the Federal Accounting Standards Board. The parties further agree that their operational expenses shall be reimbursable only to the extent that such expenses are consistent with this Agreement, commercially reasonable and justifiable, and properly documented in writing.


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      E.    Revenue Split.

            IXC and E-NET agree that Gross Revenues from the Conjoined Service shall be allocated and paid in accordance with the following priorities throughout the duration of this Agreement:

            o First, to pay all Marketing Associates their applicable percentage of the Gross Revenues attributable to each respective Marketing Associate;

            o Second, fifty percent (50%) to E-NET and 50% to IXC, which shall be applied to each respective party's reimbursable operational expenses, until the FIRST of either party is FULLY reimbursed for such expenses;

            o Third, one hundred percent (100%) to the party who has NOT been fully reimbursed for its reimbursable operational expenses, until such party is also fully reimbursed for such expenses; and

            o Fourth, thereafter (that is, to the extent Qualifying Net Revenue, as defined in paragraph D above, is greater than zero), fifty percent (50%) to E-NET and fifty percent (50%) to IXC.


      F.    Ceiling on E-NET's SG&A.

            Since a large relative SG&A expense to overall Gross Revenues could affect the calculation of Qualifying Net Revenue as defined in paragraph D above, and thereby reduce the proceeds due to IXC as part of this Agreement, E-NET agrees that its SG&A expenses shall be reimbursable only to the extent that such expenses are consistent with this Agreement, commercially reasonable and justifiable, consistent with Generally Accepted Accounting Principles, and properly documented in writing. Furthermore, the total SG&A expenses that may be reimbursed to E-NET shall not exceed the higher amount of either (i) thirty percent (30%) of the monthly Gross Revenues, or
            (ii) one million dollars ($1,000,000) a month. Any additional SG&A over and above the greater of either 30% of the monthly Gross Revenues or $1,000,000 a month will not be reimbursed to E-NET and will not be considered relevant to the calculation of the monthly Qualifying Net Revenue as defined in paragraph D, above.

      G.    Ceiling on E-NET Marketing Expenses.

            Since a large marketing expense to overall Gross Revenues could affect the calculation of the Qualifying Net Revenue as defined in paragraph D above, and thereby reduce the proceeds due to IXC as part of this Agreement; E-NET agrees that its marketing expenses shall be reimbursable only to the extent that such expenses are consistent with this Agreement, commercially reasonable and justifiable, consistent with Generally Accepted Accounting Principles, and properly documented in writing. Furthermore, the total marketing expenses that may be reimbursed to E-NET shall not exceed the higher amount of either (i) five percent (5%) of the monthly Gross Revenues or (ii) three hundred thousand dollars ($300,000) a month. Any additional

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            marketing expense over and above the greater of either 5% of the monthly Gross Revenues or $300,000 a month will not be reimbursed to E-NET and will not be considered relevant to the calculation of the monthly Qualifying Net Revenue as defined in paragraph D, above.

            Should E-NET wish to consider higher SG&A or marketing expenses associated with the Conjoined Service, IXC and E-NET have the ability to jointly consider raising the limitations associated with these operational expenses during quarterly planning meetings noted in Section XXII, below.

      H.    Termination of Other Carrier Traffic.

            If E-NET enters into agreements with other telephony service providers to terminate switched voice traffic on IXC's facilities, IXC shall receive compensation for traffic generated from these third party carriers onto IXC's Network. IXC and E-NET agree to require that such third party carriers compensate IXC for this additional traffic in accordance with IXC's then current charges for IP transit peering connections. IXC will use commercially reasonable efforts to facilitate termination of other carrier traffic. To the extent traffic that will be generated by other carriers utilizes any of IXC's services provided hereunder, including, but not limited to, access to the Gemini 2000 network, IXC shall be compensated accordingly by such carriers at its then current rates. IXC will contract with and subsequently invoice such other telephony service providers directly for transit peering circuits and E-NET shall not be responsible in any way for these peering circuit charges; provided, however, that E-NET shall, in its written agreement with any third party telephony service provider, provide that any default in payment to IXC for peering circuit charges shall be deemed to be a default in payment under such agreement between E-NET and such third party telephony service provider, as well. Upon written notice from IXC to E-NET of any such payment default by a third party telephony service provider, E-NET shall use commercially reasonable efforts to enforce the above referenced default provision in the same manner that it would any other payment default.

      I.    Extended Losses.

            Subject to the revenue sharing provisions contained in this Agreement, (i) neither party shall be responsible for the other party's Losses (i.e., negative Qualifying Net Revenue) associated with this Agreement, (ii) both parties have the sole responsibility for funding their individual day-to-day operations and (iii) each party shall bear its own costs and expenses incurred by it in connection with performing its obligations under this Agreement.

      J.    Ancillary Revenue and Services Rendered.

            Ancillary IXC services sold to E-NET, Market Associates or end users (which IXC is not required to provide pursuant to this Agreement) are considered proprietary revenue streams of IXC (and revenue sharing shall not apply). E-NET and IXC mutually recognize that IXC has offered sales support to the Conjoined Service in


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              exchange for the ability to enter into additional contracts with
              Market Associates as defined in this Agreement.

              Additionally, ancillary E-NET services sold to IXC, Market Associates or end users (which E-NET is not required to provide pursuant to this Agreement) are considered proprietary revenue streams of E-NET (and revenue sharing shall not apply).

       K.     Choice of Terminating Carrier and Default Vendor.

              E-NET agrees that IXC will be the default vendor for off-net telephony traffic and advertising from Market Associates. Additionally, if an external carrier brings additional customers to the attention of E-NET as an additional revenue source, AND, if E-NET provides service to such additional customers through such external carrier and without any contribution by IXC (that is, the service provided to such additional customer does not utilize any of IXC's services provided hereunder, including, but not limited to, access to Gemini 2000, and thus, is separate and apart from the Conjoined Service, as contemplated hereunder), then IXC will not be entitled to share in this additional revenue and such customers, external carriers and revenue will be treated externally from this Agreement. Notwithstanding anything herein, the expenses required to support external carrier contracts and externally referred Market Associates will not be included in E-NET's operational expenses calculation defined in paragraph B above.

              In addition, the parties acknowledge and agree that E-NET may, at its sole discretion, operate parallel networks to provide ZeroPlus.com pursuant to other contracts it may enter into with third party carriers (i.e., carriers other than IXC), as long as such third party contracts do not violate any terms or provisions of this Agreement. Notwithstanding the foregoing, if pursuant to the equity provisions contained in Section XI, IXC exercises the full Call Right as defined therein, E-NET agrees that (i) the Initial Term of this Agreement shall be deemed to be extended such that the Initial Term shall expire two (2) years from and after such exercise date, and (ii) excluding any third party carrier contracts entered into in advance of such exercise of the equity provisions contained in Section XI, IXC shall, for such two (2) year period commencing on the exercise date, be the sole provider of network capacity, termination and other network elements which provide ZeroPlus.com. This shall preclude E-NET from terminating traffic to a third party carrier during the remainder of the Initial Term, as extended by this paragraph, without the express prior written consent of IXC. If IXC exercises equity provisions contained in Section XI and acquires less than the full Call Right granted thereunder, the parties agree to negotiate limited exclusivity conditions to be determined in due course.

       L.     Calculation of Operational Expenses.

              E-NET and IXC agree that Section VI and Section VII, paragraphs A and B, outline the operational expenses required to calculate the Qualifying Net Revenue. Since these calculations can be fairly subjective, both parties agree to submit background information on cost elements, performance data, and other such factors which affect

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              this calculation at the quarterly review meetings noted in Section
              XXIII, below. Like any other dispute that may arise hereunder, IXC and E-NET agree to subject these elements to the arbitration provisions set out herein after conducting negotiations in good faith to resolve any related disagreements.


VIII.  PAYMENT TERMS AND PRICES.

       IXC will submit to E-NET monthly, in accordance with Section IX, below, the operational expenses noted above in Section VII A (and described in detail in Section VI) of this Agreement incurred during the prior month. E-NET shall, within thirty (30) days from date of receipt of IXC's operational expenses, pay IXC, the undisputed amounts for, (i) reimbursement of IXC's operational expenses (including any accrued and unpaid operational expenses from previous months) and (ii) IXC's share, if any, of the Qualifying Net Revenue, in accordance with the revenue sharing priorities set out in Section VII E, above. With respect amounts to IXC's operational expenses and any applicable Qualifying Net Revenue, any such amounts disputed by E-NET pursuant to Section IX(C), below, and resolved in favor of IXC shall be paid by E-NET to IXC within five (5) days of the resolution of such dispute.


IX.    INFORMATION EXCHANGE.

       In order to properly calculate revenue sharing elements, both IXC and E-NET must provide information to each other in a timely and accurate manner and on a regular basis. This provision is designed to outline the requirements of this exchange.

       A.     Revenue Sharing Elements Provided by E-NET.

              In light of the revenue sharing elements contained in Section VII above, E-NET shall make a best effort to provide the following information to IXC no later than the 15th day of the month following the end of the previous calendar month.

              1.    Total Gross Revenues.

                    E-NET shall report the Gross Revenues attributed to the Conjoined Service and such report shall include a breakdown of the Gross Revenues attributable to each Market Associate (excluding individual end users) and such Market Associate's applicable Market Associate percentage, if any.

              2.    Total Qualifying Net Revenue.

                    E-NET shall report the Qualifying Net Revenue, to include calculations and the individual breakdown of the elements for IXC's operational expenses, E-NET's operational expenses and the individual Market Associate percentages that were deducted from the monthly Gross Revenues and attributed to the Conjoined Service.

              3.    SG&A by Expense Elements.

                    E-NET shall report SG&A associated with providing the Conjoined Service, by expense element, as those SG&A expense elements are listed in Section VII, paragraph B, above.

              4.    Marketing Expenses.

                    E-NET shall submit a marketing expense report for ZeroPlus.com attributed to the Conjoined Service.

              5.    External Carrier and Market Associates.

                    E-NET shall report to IXC the names of, and fully disclose applicable contracts with, its third party carriers and Market Associates for ZeroPlus.com that are not attributed to the Conjoined Service, as well as report the Gross Revenue from ZeroPlus.com that is attributed to such third party carriers and Market Associates, for the purpose of allowing IXC to monitor E-NET's compliance with the default vendor and exclusivity provisions hereunder.

       B.     Revenue Sharing Elements Provided by IXC.

              As a result of the revenue sharing elements seen in Section VII A, above, IXC shall make a best effort to provide the following information to E-NET no later than the 15th day of the month following the end of the previous calendar month.

              1.    Total Collocation & Bandwidth Usage Report.

                    IXC will report to E-NET total collocation charges & bandwidth usage and charges associated with the E-NET server components located in IXC co-location spaces.

              2.    Off-Net Termination Report.

                    IXC will report to E-NET total number of minutes terminated off-net and the cost associated with this termination.

              3.    Equipment Lease Report.

                    IXC will report to E-NET the total expense associated with equipment leased to E-NET pursuant to this Agreement.

       C.     Settlement of Qualifying Net Revenue Calculation.

              Both IXC and E-NET will calculate Qualifying Net Revenue applicable to this Agreement no later than one week from the exchange of data as defined in paragraphs A and B, above. Using the calculation found in Section VII, above, both parties will jointly agree upon the amount of Qualifying Net Revenue under this Agreement. Any disagreement that cannot be resolved within thirty (30) days from the date of submission of the data outlined above between the parties will be eligible for arbitration proceeding as defined in this Agreement after the parties have conducted good faith negotiations to resolve the disputed issues.

       D.     Other Service Parameters.

              Both parties agree to deliver no later than the 15th of the month following the close of the previous period, a detailed analysis of the following parameters.

              1.    Service Level Agreement Information.

                    All parameters defined in Section VII must be reported to the other party in monthly, and year-to-date formats.

              2.    Customer Care Information.

                    Hold times, call volumes, and total e-mail notices received shall be reported in standard professional formats.

              3. In addition, E-NET shall report the following other operational statistics about the Conjoined Service such as:

                    a.     Collections Information,

                    b.     Subscriber Summary Information, and

                    c.     Other Business Indicators.

       E.     Other Parameters.

              Since IXC and E-NET will most likely require other additional information to evaluate this Agreement's performance, both sides will furnish other relevant information as deemed reasonably necessary to fulfill this Agreement.

       F.     Audit.

              Upon reasonable prior written notice from either party to the other, the other party will, within three (3) business days of its receipt of such notice, provide the requesting party with reasonable access to and the right to examine the information and records (including original traffic logs) relied upon in preparing any submission required under either this Section or Section VII, including, but not limited to, supporting documentation for disputed costs or charges and information related to compliance with the default vendor and carrier exclusivity provisions hereunder, at the premises of the audited party; provided, however, that any such review by either party shall be at the requesting party's expense and shall be undertaken without undue disruption of the other party's normal operations.

X.     ENGINEERING PROVISIONS.

       Both parties agree to jointly engineer the Conjoined Service in a manner that shall provide a scalable, robust, and easily maintainable service. As part of this Agreement, E-NET shall retain the primary ownership of driving engineering requirements for the Conjoined Service. Any disputes shall be associated with the arbitration mechanism defined herein after the parties have conducted good faith negotiations to resolve the disputed issues.


XI.      EQUITY RIGHTS.

         A.       Equity Rights.

                  E-NET hereby grants IXC Internet Services, Inc. ("Internet") the right to acquire up to such number of shares of E-NET's common stock equal to one (1) share less than twenty percent (20%) of the outstanding shares of E-NET common stock (the "Call Right") after giving effect to the issuance of the shares of E-NET common stock to Internet pursuant to the Call Right on the date that Internet exercises the Call Right (the "Call Right Exercise Date") at a per share price equal to the closing price of a share of common stock of E-NET as reported on the Nasdaq SmallCap Market ("NSM") on the last trading day prior to the Call Right Exercise Date, subject to a minimum per share price of one and one-fourth (1.25) times the closing price of a share of common stock of E-NET as reported on the NSM on the Effective Date (the "Minimum Price") and a maximum per share price of $7.50 per share (the "Maximum Price"). In the event of any change in the capitalization of E-NET affecting its common stock (e.g., a stock split, reverse stock split, stock dividend, recapitalization, combination, or reclassification) on or after the Effective Date, a corresponding adjustment in the Minimum Price and Maximum Price shall be made. In addition, in the event after the Effective Date and prior to the issuance of shares to Internet pursuant to the Call Right the shares of common stock of E-NET have been changed into or exchanged for a different number or kind of shares or other securities through any issuance, reorganization, recapitalization, reclassification, merger, consolidation, share exchange or similar transaction, than a proportionate adjustment in the number (and in the Minimum Price and Maximum Price) and an appropriate adjustment in the kind of securities issuable pursuant to the Call Right shall be made. Internet or its designee may exercise the Call Right by payment to E-NET of the purchase price therefor during the period beginning from the Effective Date until the earlier of
                  (i) thirty (30) days after the closing date of Cincinnati Bell's acquisition of IXC or (ii) January 31, 2000.

                  The Call Right Exercise Date shall be the date Internet gives E-NET written notice (the "Call Right Notice") of its exercise of the Call Right, at which time the exercise price shall be determined as indicated above. Internet (or its designee) shall have up to 30 days following the Call Right Exercise Date (45 days in the event Internet exercises the Call Right for less than all of the shares subject thereto) to deliver the exercise price for the shares of E-NET common stock specified in the Call Right Notice at which time E-NET shall deliver to Internet (or its designee) a stock certificate representing such shares. In the event Internet exercises the Call Right for less than all of the shares subject thereto, the parties shall have 15 days from E-NET's receipt of the Call Right Notice to conclude good faith negotiations regarding exclusivity, as indicated in
                  Section VII Paragraph K.

         B.       Registration Rights.

                  E-NET will, if requested by Internet at any time one hundred and eighty (180) days after the Call Right Exercise Date and from time to time thereafter until three (3) years after the Call Right Exercise Date, as expeditiously as possible prepare and file up to three (3) registration statements under the Securities Act of 1933, as amended (the "Securities Act") if such registration is necessary in order to permit the sale or other disposition of any or all shares or securities that have been acquired by or are issuable to Internet upon exercise of the Call Right in accordance with the intended method of sale or other disposition stated by Internet, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and E-NET will use its best efforts to qualify such shares or other securities under any applicable state securities laws and to cause such shares to be listed on such exchanges or otherwise designated for trading in the same manner as similar securities issued by E-NET are then listed or designated. E-NET will use its best efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor, and to keep such registration statement effective for such period not in excess of one hundred and twenty (120) calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. Any registration statement prepared and/or filed under this Section, and any sale covered thereby, will be at E-NET's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Internet's counsel related thereto. Internet will provide all information reasonably requested by E-NET for inclusion in any registration statement to be filed hereunder.

                  If, during the time period referred to in the first sentence of this Section, E-NET effects a registration under the Securities Act of E-NET common stock for its own account or for any other stockholders of E-NET (other than on Form S-4 or Form S-8, or any successor form), it will allow Internet the right to participate in such registration, and such participation will not affect the obligation of E-NET to effect demand registration statements for Internet under this Section; provided that, if the managing underwriters of such offering advise E-NET in writing that in their opinion the number of shares of E-NET common stock requested to be included in such registration exceeds the number which can be sold in such offering, E-NET will include the shares requested to be included therein by Internet pro rata with the shares intended to be included therein by E-NET. In connection with any registration pursuant to this Section, E-NET and Internet will provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration.

                  Notwithstanding the other provisions hereof, (i) E-NET may postpone the filing of a registration statement for an additional period of up to one hundred and eighty 180 days if such postponement is necessary to avoid the necessity of preparing audited financial statements as of a date other than the end of a fiscal year or (ii) the obligations of E-NET hereunder to file a registration statement may be suspended for up to one hundred and twenty (120) days in the aggregate if the Board of Directors of E-NET shall have determined that the filing of such registration statement would require premature disclosure of material nonpublic information that would materially and adversely affect E-NET or otherwise interfere with or adversely affect any pending or proposed offering of common stock of E-NET or any other material transaction involving E-NET. Notwithstanding the other provisions hereof, E-NET shall not be obligated to file any registration statement pursuant hereto (i) if E-NET delivers to Internet an opinion of qualified counsel, selected by E-NET (with such opinion also addressed to, delivered to, and acceptable to E-NET's transfer agent), that under the circumstances in which Internet contemplates selling its E-NET shares an exemption from registration under the Securities Act, including but not limited to the exemption provided by assuming compliance with the conditions stated in Rule 144 (except paragraph (c) of Rule 144), is available (Internet shall cooperate with E-NET and its counsel in investigating and assessing the availability of any such exemption), (ii) if E-NET has previously filed a registration statement pursuant hereto during the most recent twelve-month period, provided that such registration statement either became effective or was withdrawn before becoming effective at the request of Internet; (iii) during the period (the "Lock-Up Period") commencing with the date of filing of a registration statement under the Securities Act pertaining to an underwritten public offering of securities to be sold solely by or for the account of E-NET and ending 180 days after the effective date of such registration statement, provided that during such period E-NET in good faith uses reasonable efforts to cause such registration statement to become effective and to complete the public offering covered by such registration statement provided further that the Lock-Up Period shall be reduced to the extent any other insider of E-NET has agreed to lock-up its shares of E-NET common stock for a lesser period in connection with such public offering.

XII.  TERMINATION.

       A.     Extended Losses & Failure to Make Payment.

              If either party incurs cumulative Losses which extend beyond the end of the calendar year 2000, or if off-net calling is not established by June 30, 2000, and such failures remain uncured after thirty (30) days' written notice by either party to the other, the party(s) providing such written notice may, in addition to such other rights or remedies that either party may have under this Agreement, at law or in equity, terminate this Agreement upon thirty (30) days' notice to the other as defined in Section XXII, "Notices".

              If E-NET fails to make any payment required hereunder to IXC and such failure remains uncured after ten (10) days written notice, IXC may, subject to Section IX and in addition to such other rights or remedies that IXC may have under this Agreement, at law or in equity, terminate this Agreement upon thirty (30) days' notice to E-NET as defined in Section XXII, "Notices".

       B.     Failure to Meet Service Level Agreements.

              Failure on the part of either party to meet Service Level agreements (as defined in Appendix C) after thirty (30) days' written notice and opportunity to cure is also grounds for termination by the other party.

       C.     Default Termination.

              Upon any Event of Default (as hereinafter defined), either party may, upon written notice to the defaulting party (the "Defaulting Party"), terminate this Agreement without liability to the Defaulting Party for such termination. Each of the following constitutes an Event of Default: (i) an admission by the Defaulting Party of an inability to pay its debts, (ii) the entering into by the Defaulting Party of a composition or arrangement with its creditors, (iii) the appointment of a trustee or receiver, with or without consent, for the Defaulting Party or all or any substantial part of its property, (iv) the filing of a petition for relief by or against the Defaulting Party under the Bankruptcy Code or any similar federal or state statute now or hereafter in effect, (v) failure on the part of either party to remedy a major service disruption of the Conjoined Service within thirty (30) days of notification of the other party of such a disruption (for purposes of this paragraph C, a major service disruption shall mean any condition in which ten percent (10%) or more of the end users of the Conjoined Service are experiencing a major degradation or interruption of ZeroPlus.com caused by defects or deficiencies in either the facilities or areas of responsibility of an identifiable party to this Agreement), (vi) a failure by IXC or E-NET on three (3) or more occasions occurring within any ninety (90) day period to respond to requests by the other party for technical support services within a reasonable timeframe, or (vii) failure by the Defaulting Party to perform any material obligation imposed upon it by or pursuant to this Agreement not otherwise detailed in this Section XII, provided that such breach is not corrected within thirty (30) days after written notice to the Defaulting Party specifying the nature of such breach or such longer period as may be required to correct such breach, if, within said thirty

              (30) days, the Defaulting Party shall commence the correction of such breach and thereafter diligently pursue the correction thereof.

       D.     EARLY TERMINATION FOR REGULATORY REASONS.

              This Agreement shall terminate automatically, and without liability or further obligation of either party to the other in the event termination is required or mandated by any federal or state law, rule, or regulation, or valid order of a court of competent jurisdiction (including, without limitation, the application of any restrictions which may be applicable to E-NET or its affiliates or IXC or its affiliates pursuant to the Communications Act of 1934, as amended, the Telecommunications Act of 1996, and the rules and regulations of the FCC promulgated, from time to time, in connection therewith (as subsequently modified and interpreted from time to time). In the event that the offering or provisioning of any particular Conjoined Service hereunder requires either party to procure any necessary authorization from any state or federal authority, including the FCC, the parties shall in good faith negotiate the course of action to be taken with respect to such procurement, including any appropriate sharing or reimbursement of applicable costs. Nothing herein shall be construed to require either E-NET or IXC to seek a waiver of any law, rule, regulation, or restriction, or to seek judicial review or appeal of any court order, or to file, or abstain from filing, any particular tariff or amendment to any tariff.


XIII.  OTHER TERMINATION CONSIDERATIONS

       In the event that IXC directs E-NET to purchase the equipment leased hereunder upon termination of this Agreement and pursuant to Section VI(A), both parties agree to handle the resolution of provisions herein as follows:

       A. E-NET shall pay IXC in full within ten (10) days of termination of this Agreement for the equipment leased hereunder in accordance with the equipment lease obligations set out in Section VI.

       B. Upon receipt of such payment in full for the equipment, the parties shall coordinate the removal of such equipment from IXC's facilities in a commercially reasonable manner.


XIV.  OWNERSHIP AND PROPRIETARY RIGHTS

       A. OWNERSHIP. All rights, title and interest in each party's Products shall at all times remain the exclusive property of the respective party. All applicable copyrights, trade secrets, patents, processes and other intellectual property rights in each party's Products shall remain the exclusive property of the respective party. No title to any Products shall be transferred under this Agreement by a party to the other party. Neither party shall remove or alter the copyright, trademark and propriety rights notices of the other party, and each shall prohibit any such removal or alteration by its officers, agents, employees, and contractors from any materials of the other.

              Unless otherwise agreed in writing, any Product, service or process developed by IXC as a result of the Conjoined Service shall belong to IXC. Any Product, service or process developed by E-NET as a result of the Conjoined Service shall belong to E-NET.

       B. PROPRIETARY RIGHTS. Both parties acknowledge that their respective Products are proprietary and confidential and constitute valuable trade secrets. Each party agrees to safeguard the other party's Products with not less than the same degree of care as is exercised in connection with its own most proprietary and confidential materials.

              All aspects of each party's respective financial, cost and revenue data and Products, including without limitation, programs, methods of processing, specific design and structure of individual programs, their interaction, and unique programming techniques employed therein, if any, shall remain the sole and exclusive property of their respective owner, and shall not be used, sold, revealed, disclosed or otherwise communicated, directly or indirectly, by the other party to any person, company, or institution other than as set forth herein. The safeguards established in this Section shall not prohibit (i) such technical and business development communications, Product demonstrations, and detailed technical discussions as deemed reasonably necessary to perform the Conjoined Service duties described herein, either between the parties or with third parties if consented to between the parties; or (ii) use of a party's Products in the intended operational environment, where the operation of the same may be observed by persons other than the parties and their officers, agents, employees, and contractors.

       C. USE OF LOGOS & TRADEMARKS. NEITHER PARTY SHALL DISTRIBUTE TO THIRD PARTIES ANY MATERIALS, INFORMATION OR WRITINGS DESCRIBING THE PRODUCTS OR SERVICES OF THE OTHER, OR USE ANY LOGOS, TRADEMARKS, SERVICE MARKS, TRADE NAMES, OR THE COMPANY NAME OF THE OTHER PARTY WITHOUT THE OTHER PARTY'S PRIOR WRITTEN CONSENT.


XV.    PUBLICITY.

       Any and all publicity or disclosure of any kind whatsoever with regard to this Agreement and/or the transactions contemplated hereby shall be determined by the parties based upon mutual agreement and approval signed in writing by both parties, which approval shall not be unreasonably withheld or delayed by either party, except that any disclosures required to be made by a party under any applicable federal or state securities laws shall not require approval of the other party. Notwithstanding the foregoing, E-NET shall cooperate with IXC to obtain a protective order or request confidential treatment with respect to any terms of this Agreement and/or the transactions contemplated hereby as requested by IXC in any filing with the Securities and Exchange Commission, any other governmental authority, or any securities exchange or stock market. In the event that any publicity or disclosure generates inquiries into the nature of this Agreement, the relationship between the parties hereto, the resulting financial prospects of either party pursuant to this Agreement, or any other related inquiry, IXC and E-NET each may, in such respective party's sole discretion, designate a single "public/investor relations" contact for their respective companies to facilitate all such inquiries and generate any appropriate responses.


XVI.   INDEPENDENT CONTRACTORS.

       IXC and E-NET shall at all times be, and represent themselves to be, solely independent contractors each acting on their own account in all transactions involving this Agreement. Nothing in this Agreement shall be construed to make either party (or any person employed by either party) an employee of the other party. Neither party shall have any authority to bind or commit the other party in any respect or to accept legal process on behalf of the other party. Without limiting the generality of the foregoing, neither party shall be liable to any agent, subcontractor, supplier, employee, or customer of the other party for any commission, compensation, remuneration, benefit, damage, or claim of any nature whatsoever. It is not the intention of the parties to create, nor shall this Agreement be construed as creating, a joint venture or other partnership or association or render the parties liable as joint venturers or partners.


XVII.  YEAR 2000 COMPLIANCE.

       Each party represents that its software, hardware, equipment and services will operate on and after January 1, 2000, in the same manner, and with the same functionality, as the same would and do on or before December 31, 1999. Each party represents that its monitoring and maintenance capabilities accommodate the four-digit data field requirement for the year 2000 and beyond and will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000.


XVIII. INSURANCE AND INDEMNITY.

       A. Insurance. Throughout the term of this Agreement and any extension thereof, each party shall maintain and, upon written request, shall provide to the other proof of Worker's Compensation coverage with statutory limits and adequate comprehensive general liability insurance with a limit of not less than one million dollars ($1,000,000) per occurrence for bodily injury liability and property damage liability, including coverage extensions for blanket contractual liability, personal injury liability and products and completed operations liability.

       B.     Indemnity

              1.     To the fullest extent permitted by law and subject to
                     Section XXI, below, each party shall indemnify, defend, release and hold harmless the other party and all of its officers, agents, directors, shareholders, subcontractors, subsidiaries, employees and other affiliates (collectively "Affiliates") from and against any action, claim, court cost, damage, demand, expense, liability, loss, penalty, proceeding or suit, (collectively, together with related attorneys' fees; including costs and disbursements, referred to as "Claims") imposed upon either party by reason of damages to property or injuries, including death, as a result of an intentional or a negligent act or omission on the part of the indemnifying party or any of its Affiliates in connection with: (i) the performance of this Agreement; or (ii) other activities relating to the property or facilities which are the subject of this Agreement, whether or not the Claims result from a sole negligent act or omission on the part of the indemnifying party, whether the Claims result from the concurrent negligent act or omission on the part of both parties, or whether the Claims result from the negligent act or omission of the indemnifying party and some other third party. In the event a Claim relates to the negligence of both parties, the relative burden of the Claim shall be attributed equitably between the parties in accordance with the principles of comparative negligence.

              2. In the event any action shall be brought against the indemnified party, such party shall immediately notify the indemnifying party in writing, and the indemnifying party, upon the request of the indemnified party, shall assume the defense thereof on behalf of the indemnified party and its Affiliates and shall pay all expenses and satisfy all judgments which may be incurred by or rendered against the indemnified party or its Affiliates in connection therewith, provided that the indemnified party shall not be liable for any settlement of any such action effected without its written consent.

              3. Notwithstanding the termination of this Agreement for any reason, this indemnity Section shall survive such termination.


XIX.   PATENT, COPYRIGHT AND TRADE SECRET INDEMNIFICATION.

       The parties represent and warrant to each other that their software, firmware, hardware, equipment, products, and any other items provided pursuant to this Agreement (collectively, the "Products"), when properly used as contemplated herein, will not infringe or misappropriate any copyright, trademark, patent, or the trade secrets of any third party. Either party shall defend and hold the other harmless from any and all damages, settlements, attorneys' fees and expenses related to any claim of infringement or misappropriation by its Products of any copyright, trademark, or patent, or the trade secret of any third party, provided either party is promptly notified by the other of any and all threats, claims and proceedings related thereto and given reasonable opportunity to assume sole control over defense and settlement.


XX.    DISPUTE RESOLUTION

A. The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly through discussions between themselves at the operational level. Upon the request of either party, a meeting between the parties' respective points of contact (or substitute designee) shall be scheduled within seven (7) days of such request. In the event a resolution cannot be reached, such controversy or claim shall be negotiated between appointed counsel or senior executives of the parties who have authority to settle the controversy.

B. The disputing party shall give the other party written notice of the dispute. If the parties fail to resolve such controversy or claim within thirty (30) days of the disputing party's notice, either party may seek arbitration as set forth below.

C. Any controversy or claim arising out of or relating to this Agreement, or a breach of this Agreement, shall be finally settled by arbitration in Austin, Texas and shall be resolved under the laws of the State of Texas. The arbitration shall be conducted before a single arbitrator in accordance with the commercial rules and practices of the American Arbitration Association then in effect.

D. The arbitrator shall have the power to order specific performance if requested. Any award, order, or judgment pursuant to such arbitration shall be deemed final and binding and may be enforced in any court of competent jurisdiction. The parties agree that the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. All such arbitration proceedings shall be conducted on a confidential basis. The arbitrator may, as part of the arbitration award, permit the substantially prevailing party to recover all or part of its attorneys' fees and other out-of-pocket costs incurred in connection with such arbitration.

E. No arbitration proceeding or legal action, regardless of its form, related to or arising out of this Agreement, its making, performance or interpretation, may be brought by either party more than two (2) years after the cause of action first accrued.






XXI.   DISCLAIMERS & LIMITATION OF REMEDIES.

       A.     The Parties' Mutual & Reciprocal Limitation of Liability.

              NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IN NO EVENT SHALL EITHER PARTY OR ITS AGENTS, REPRESENTATIVES OR EMPLOYEES BE LIABLE TO THE OTHER PARTY, or ITS AGENTS,

              REPRESENTATIVES, EMPLOYEES, CUSTOMERS OR ANY THIRD PARTY, AND THE PARTIES HEREBY WAIVE THE RIGHT TO CLAIM, ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, OR PUNITIVE DAMAGES, OF ANY KIND OR NATURE WHATSOEVER, DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO A BREACH OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH DAMAGES WERE FORESEEN OR UNFORESEEN, EVEN IF EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF. EITHER PARTY'S MAXIMUM AND SOLE LIABILITY, IF ANY, TO THE OTHER PARTY SHALL IN NO EVENT EXCEED FIFTY PERCENT (50%) of THE TOTAL AMOUNT OF GROSS REVENUE, AS DEFINED IN THIS AGREEMENT, FOR THE SERVICES AND PRODUCTS DELIVERED pursuant to THIS AGREEMENT.

         B.   E-NET'S AND IXC'S LIMITATION OF LIABILITY.

              EFFECTIVE OCTOBER 1, 1999, BOTH PARTIES SHALL INCLUDE IN THEIR CONTRACTS WITH A MARKET ASSOCIATE A PROVISION SUBSTANTIALLY CONSISTENT WITH THE FOLLOWING LANGUAGE, ALL OF WHICH SHALL BE IN CAPITAL LETTERS, AND NO LANGUAGE INCONSISTENT THEREWITH (PROVIDED, HOWEVER, THAT WITH RESPECT TO CONTRACTS EXECUTED PRIOR TO OCTOBER 1, 1999, THE PARTIES SHALL HAVE UNTIL NOVEMBER 1, 1999 TO CAUSE SUCH CONTRACTS TO INCLUDE SUCH LANGUAGE):

              "In no event shall either E-NET, INC. ("e-net"), as provider of INTERNET TELEPHONY SERVICES KNOWN AS ZEROPLUS.COM, or IXC Communication Services, Inc. ("IXC"), as PROVIDER of any services which support zeroplus.com (zeroplus.com AND such supporting services are HEREINAFTER COLLECTIVELY REFERRED TO AS THE "SERVICES"), BE LIABLE FOR, AND (MARKET ASSOCIATE'S NAME HERE) ("MARKET ASSOCIATE") HEREBY WAIVES THE RIGHT TO CLAIM, ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS) DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF THE BREACH OF THIS CONTRACT, OR MARKET ASSOCIATE'S INABILITY, OR THAT OF ANY OF ITS MEMBERS, CUSTOMERS, OR END USERS HEREUNDER, TO USE THE SERVICES OR ANY PART THEREOF, EITHER SEPARATELY OR IN COMBINATION WITH OTHER SERVICES, PERFORMED OR NOT PERFORMED UNDER THIS CONTRACT, OR FOR ANY OR ALL LOSS OR DAMAGE DIRECTLY OR INDIRECTLY RELATING TO OR ARISING OUT OF A THIRD PARTY'S UNAUTHORIZED ACCESS TO MARKET ASSOCIATE'S DATA, OR THAT OF ANY OF ITS MEMBERS, CUSTOMERS, OR END USERS HEREUNDER, TRANSMITTED OVER OR VIA THE SERVICES, REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH DAMAGES WERE FORESEEN OR UNFORESEEN, EVEN IF E-NET OR IXC HAVE BEEN ADVISED OF THE POSSIBILITY THEREOF. E-NET'S

              AND IXC'S MAXIMUM AND SOLE COLLECTIVE LIABILITY, IF ANY, TO MARKET ASSOCIATE OR ANY OF ITS MEMBERS, CUSTOMERS, OR END USERS HEREUNDER, SHALL IN NO EVENT EXCEED THE TOTAL AMOUNT OF THE CHARGES BILLED BY E-NET TO MARKET ASSOCIATE OR ANY OF ITS MEMBERS, CUSTOMERS, OR END USERS FOR THE SERVICES AND PRODUCTS PROVIDED PURSUANT TO THIS CONTRACT. Market Associate shall include in its contract, if any, with any of its Market Associates, members, customers or end users a provision substantially consistent with the aforementioned language, all of which shall be in capital letters, and no language inconsistent therewith."


XXII.  MISCELLANEOUS PROVISIONS.

       A. Governing Law. This Agreement shall be deemed to have been entered into and shall be governed by and construed in accordance with the laws of the State of Texas without regard to its principles of choice of law.

       B. No Waiver. Any failure or delay by either party in exercising any right or remedy shall not constitute a waiver. The parties may at any time waive any of the provisions of this Agreement, but any such waivers shall be reduced to writing and duly executed and delivered by duly authorized representatives of the parties hereto.

       C. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entirety of this Agreement, but rather, unless a failure of consideration would result, the entirety of this Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of the parties shall be construed and enforced accordingly.

       D. Force Majeure. Neither party shall be liable to the other party, its customers or any other third party for any failure of performance hereunder due to causes beyond its reasonable control, including, but not limited to: acts of God, fire, explosion, vandalism, cable cut, storm or other similar catastrophes; any law, order, regulation, direction, action or request of the United States government, or of any other government, including state and local governments having jurisdiction over either of the parties, or of any department, agency, commission, court, bureau, corporation or other instrumentality of any one or more of said governments, or of any civil or military authority; national emergencies; insurrections; riots; wars; or strikes, lock outs, work stoppages or other labor difficulties.

       E. Entire Agreement. This Agreement, including the Signature Page, the General Terms & Conditions, any Appendices and documents incorporated herein by reference or attached hereto, constitutes the entire and exclusive statement of Agreement between the parties with respect to its subject matter and there are merged herein all prior and collateral representations, promises, and conditions in connection with the subject matter hereof. Any representation, promise, or condition not incorporated herein shall not be binding upon either party and this Agreement supersedes and is in lieu of all prior or contemporaneous agreements or arrangements between the parties with respect to the subject matter hereof. This Agreement may be modified only by a writing signed by a duly authorized representative of each party.

       F. Failure to Assert a Right. The failure of either party to enforce at any time any of the provisions of this Agreement shall not constitute or be construed to be a waiver of such provisions or of the right of such party thereafter to enforce any such provisions.

       G. Assignment. Neither party hereto may assign this Agreement without the prior written consent of the other party, and any such attempted assignment shall be void and without effect. Notwithstanding the foregoing, this Agreement may be assigned to an affiliate or to any third party acquiring substantially all of the assets of either of the parties provided such entity agrees in writing, which is delivered to the other party within thirty (30) days of the date of such assignment or delegation, to be bound by and perform in accordance with this Agreement as if it were an original party hereto.

       H. Compliance with Export/Technology Laws. Both E-NET and IXC shall comply with the export laws and regulations of the United States relating to the export of Products and technical data originating in the United States. Such compliance includes restrictions on providing technical data to certain foreign nationals within the United States.

       I. Notices. All notices and other formal communications hereunder shall be in writing and shall be deemed to have been duly given as of the date of delivery or confirmed legible facsimile transmission. If mailed, notice shall be sent first class postage prepaid, certified or registered mail, return receipt requested and becomes effective upon confirmed delivery. Notices will be delivered or sent to the parties' respective addresses set forth on the Signature Page of this Agreement to the attention of the following persons:

              IF TO IXC:
              Attention: Dominick DeAngelo, Senior Vice President, Marketing and Product Services

              with copy to:

              Attention:  Legal Department:  General Counsel
                          Fax:  512-328-7902

              IF TO ENET:
              Attention:  Director of Contracts

       J. Designated Points of Contact. For communications other than notices and other formal communications, the following shall be the designated points of contact:

              IXC PRIMARY CONTACT:
              John Stritzinger
              Phone:(302) 283-2800
              Fax:         (302) 283-2801

              IXC ALTERNATE CONTACT:
              Geoff Heath
              Phone:(302) 283-2800
              Fax:         (302) 283-2801

              E-NET PRIMARY CONTACT:
              Don Shoff
              Phone:(301) 601-8700  Ext 205
              Fax:         (301) 601-3221

              E-NET ALTERNATE CONTACT:
              Christina Swisher
              Phone:(888)-FON-ENET Ext. 212
              Fax:         (301) 601-8777

       K. No Third Party Beneficiaries. Except as may be otherwise specifically provided in this Agreement, this Agreement is not intended to and shall not confer upon any other person or business entity, other than the parties hereto, any rights or remedies with respect to the subject matter hereof.

       L. Execution in Counterparts. This Agreement may be executed in any number of counterpart copies, each of which shall be deemed an original, but which taken together shall constitute a single instrument. The parties expressly authorize the use of facsimile counterparts, as a valid method of execution; however, the parties agree to cooperate in good faith to provide each other with a fully executed original of this Agreement within five (5) calendar days of any facsimile counterpart execution.

       M. Headings. All section and paragraph headings and captions used herein and in the Appendices attached hereto are for the convenience of the parties only and shall not be part of the text hereof or deemed in any way to limit or affect the meaning of this Agreement.

       N. Subcontractors. Both parties expressly reserve the right to subcontract performance of the services to qualified agents and subcontractors. Each party warrants to the other that personnel assigned to provide services will have the requisite expertise to perform the ordered services and the work performed hereunder shall conform to all applicable industry standards.

       O. Successors. This Agreement shall inure to the benefit of, and be binding upon, E-NET and IXC, their successors and assigns provided such entity agrees in writing, delivered to the other party within thirty (30) days of the date of such assignment or delegation, to be bound by and perform in accordance with this Agreement as if it were an original party hereto.

       P. Survival. The terms, conditions and warranties contained in this Agreement that by their sense and context are intended to survive the performance hereof by either or both parties hereunder, shall so survive the completion of performance or termination of this Agreement.


XXIII. PERFORMANCE REVIEW AND IMPROVEMENT MEETINGS

       The parties agree that during the first year of this Agreement, management reviews will be conducted every ninety (90) days to evaluate the performance of this Agreement by each of the parties. All outstanding issues will be discussed and the parties will seek to resolve any outstanding problems to the mutual satisfaction of both parties. Action plans shall be agreed, in writing, to address specific issues that have arisen and may in the future arise. After the first year, performance of this Agreement will be reviewed on a bi-annual basis. Each party shall promptly report to the other recurring Product defects or problems and keep each other informed of end user complaints.

       Review Meetings will specifically discuss the following joint operating issues:

       1.     SLA Performance (As Defined in Appendix C)
       2.     IXC Network Cost Elements
       3.     E-NET Expense Analysis
       4.     Joint Engineering Topics
       5.     Customer Service Satisfaction Elements
       6.     Revenue Sharing Performance
       7. Provided that the exclusivity provisions of Section VII(H) are in effect, any proposed third party carrier contracts or exceptions to default vendor/exclusive carrier provisions


XXIV.  NON-SOLICITATION.

       E-NET agrees that throughout the duration of this Agreement and for one
       (1) year following expiration or termination of this Agreement, E-NET will not target IXC end users or engage in marketing aimed specifically at IXC end users, for the purpose of persuading such end users to transfer services provided by IXC to E-NET. This provision shall not, however, prohibit E-NET from engaging in general marketing and promotion of its service or other businesses, or prohibit E-NET from accepting service business from IXC end users.

XXV.   ORDER OF PRECEDENCE.

       The Appendices attached hereto and incorporated herein are to read in conjunction with these General Terms & Conditions and the Signature Page. Where similar provisions are contained in the Appendices, these General Terms & Conditions and the Signature Page, they are intended to supplement one another. In the event of a conflict between or among the provisions of this Agreement, the conflict shall be resolved by giving precedence in the following order:

       1. Revenue Sharing, Service Development, and Joint Marketing Alliance Agreement General Terms & Conditions.

       2.     Signature Page.

       3. Appendices, with no particular order of precedence assigned between or among any of the various Appendices.


                                   APPENDIX A
             ZEROPLUS.COM/IXC JOINT PRODUCT DESCRIPTION (IXC FORMAT)


PRODUCT/SERVICE DESCRIPTION

     On June 22, 1999, ZeroPlus.com, Inc., a wholly owned subsidiary of e-Net, Inc., unveiled a revolutionary Internet phone service. The service allows users to make free long distance phone calls from PC to PC, by dialing a "0" plus 10 digits, similar to the way phone calls are made on the traditional phone network. The goal of this service is to make Internet telephony easy to use, so that mainstream users of the Internet begin to use the Internet for phone service.

     While the initial service offering calls for PC to PC service, future offerings will allow users to call from a PC to a regular phone, and ultimately from phone to phone and phone to PC. This will be the first service to truly and seamlessly integrate the Public Switched Telephone Network (PSTN) and the Internet for voice communications.


                                   APPENDIX B.
                     CUSTOMER SERVICE MODEL & SCOPE OF WORK


I.    CUSTOMER SERVICE MODEL.

      The customer service model with be made of three (3) levels of customer support.

      a)     Level One (1) will provide the following:

o     Entering customer information into trouble ticket system.

o        Identification of customer problem/issue.
o        Resolution of Level One (1) problem/issue.
o        Notification of resolution or escalation to the customer.
o Escalation of customer problem/issue to Level Two (2) support if unable to resolve.

b)       Level Two (2) will provide the following:

o        Identification of customer problem/issue.
o        Resolution of Level Two (2) problem/issue.
o        Notification of resolution or escalation to the customer.

o Escalation of customer problem/issue to Level Three (3) support if unable to resolve and determination is made that problem is not related to client software or gatekeeper software.

                           *Determination of other than Level Two (2) problem must be made within two hours from original customer call.

         c)     Level Three (3) will provide the following:

o        Identification of customer problem/issue.
o        Resolution of Level Three (3) problem/issue.
o        Notification of resolution to customer and E-NET customer service.

                           *Resolution of Level Three (3) problem/issue must occur within 4 hours of escalation.


II E-NET RESPONSIBILITIES

     a) E-NET will provide Level One (1) customer service support. This would include, but not limited to entering customer information into customer service system and generating a "trouble ticket", and preliminary trouble-shooting (i.e....password changes or forgotten user id).

     b) E-NET will provide Level Two (2) customer service support. This would include determination of problems that corrected by Level One (1) support, and also resolution of problems relating to E-NET client software or gatekeeper software.

     c) If problem is other than Level One (1) or Level Two (2), E-NET must identify type of problem within two (2) hours of initial customer call and notify IXC NOC to address resolution. IXC will then assume ownership of the customer call and will determine exact problem and correct within four (4) hours of original call from E-NET customer service.


III. IXC RESPONSIBILITIES

    a) IXC will provide Level Three (3) customer service support. IXC will be required to determine the exact problem and resolve within four (4) hours of original call from E-NET customer service. IXC representative will contact E-NET when problem resolution has occurred.

    b) IXC NOC will monitor all gateway servers associated with the joint E-NET/IXC effort.

                                   APPENDIX C
                            SERVICE LEVEL AGREEMENTS


SERVICE LEVEL AGREEMENT (SLA) SUGGESTIONS:

                                                    E-NET SERVICE

------------------------------------- ----------------------------------- -----------------------------------
            SLA CATEGORY                    BUSINESS HOUR COVERAGE                 24 X 7 COVERAGE
                                          (8:00 AM TO 8:00 PM, M-F)
------------------------------------- ----------------------------------- -----------------------------------
e-mail Support for Basic              Mean time response e-mailed         Mean time response e-mailed
Subscribers                           within 20 hours                     within 2 hours
------------------------------------- ----------------------------------- -----------------------------------
e-mail Support for Extended           Mean time response e-mailed         Mean time response e-mailed
Subscribers                           within 20 hours                     within 1 hour
------------------------------------- ----------------------------------- -----------------------------------
Limited Telephone Support for         Mean time response return           Mean time on hold less than 5
Extended Subscribers                  telephone call within 1 hour for    minutes
                                      calls outside business hour
                                      coverage
------------------------------------- ----------------------------------- -----------------------------------
                                      Mean time on hold less than 5
                                      minutes for calls inside business
                                      hour coverage
------------------------------------- ----------------------------------- -----------------------------------



Note: E-NET is currently supporting an existing external customer and its own internal products on a business hour coverage basis and will require some time, as well as funds, to ramp-up to a full 24x7 coverage capability. 24x7 coverage capability is for extended service.






                                                     IXC SERVICE

------------------------------------- ----------------------------------- -----------------------------------
            SLA CATEGORY                    BUSINESS HOUR COVERAGE                 24 X 7 COVERAGE
                                             (8:00 AM TO 8:00 PM)
------------------------------------- ----------------------------------- -----------------------------------
Server  & IT Operations Support                      N/A                  Mean time return to service for
                                                                          non-hardware related outages is
                                                                          within 4 hours

                                                                          (Within 30 minutes of
                                                                          notification unresolved outages
                                                                          are automatically escalated to
                                                                          Level III support for resolution).
------------------------------------- ----------------------------------- -----------------------------------



Note: IXC is assumed to be currently supporting existing external customers and its own internal products on a full 24x7 coverage capability.

                                   APPENDIX D

MASTER SERVICE AGREEMENT

This Agreement for telecommunications services is made as of the date of last execution below (the "Effective Date") and entered into by and between IXC COMMUNICATIONS SERVICES, INC., a Delaware corporation with its principal place of business at 1122 Capital of Texas Hwy. South, Austin, Texas 78746-6426 ("Supplier"), and , a corporation with its principal place of business at ("Customer").

WHEREAS, Customer desires to obtain telecommunications services as described below (the "Service") from Supplier, and Supplier is willing to provide the Service for the rates attached hereto.

NOW, THEREFORE, Customer and Supplier hereby mutually agree as follows:

CREDIT REQUIREMENTS:

Supplier agrees to provide and Customer agrees to purchase Service(s) indicated below. A Service Supplement for each Service Type checked is attached hereto and incorporated herein. All Services ordered under this Agreement are subject to credit approval.

SERVICE TYPE:

                  SWITCHED SERVICE:                                    BROADBAND SERVICE:
                  _______________   Xclusive                           _______________  ATM
                  _______________   Xnet LATA                          _______________  Frame Relay
                  _______________   Xnet LEx                           _______________  Virtual Private Line
                                                                       _______________  Network Management Services (NNI)
                  IXPLUS SERVICE:                                      _______________  Training
                  _______________   Retail Billing
                  _______________   Back Office                        INTERNET SERVICE:
                                                                       _______________  Internet Service Provider
                  PRIVATE LINE SERVICE:                                _______________  Telecommunications Provider
                  _______________   Digital / Optical                  _______________   Data Collocation & Bandwidth

                  CUSTOMER INTERFACE:                                  CUSTOMER PREMISE EQUIPMENT:
                  _______________   Rack Space & Power                 _______________  CPE Services
                                    (Collocation)



This Agreement, including any terms and conditions, addenda, schedules, riders, supplements or exhibits which are attached hereto and incorporated herein, constitutes the entire agreement (the "Agreement") by Supplier and Customer pertaining to the subject matter(s) hereof and supersedes all prior and contemporaneous agreements and understandings in connection herewith.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last written below.

IXC COMMUNICATIONS SERVICES, INC.

BY:                                       BY:
   -------------------------------           -------------------------------

NAME:                                     NAME:
     -----------------------------             -----------------------------

TITLE:                                    TITLE:
      ----------------------------              ----------------------------

DATE:                                     DATE:
     -----------------------------             -----------------------------


FULL BUSINESS ADDRESS:                    FULL BUSINESS ADDRESS:
1122 CAPITAL OF TEXAS HWY. SOUTH
AUSTIN, TEXAS  78746-6426
TELEPHONE:  512-427-3700                  TELEPHONE:
FACSIMILE:  512-328-7902                  FACSIMILE:
                                          BILLING CONTACT:
                                                          ------------------
                                          TELEPHONE:
                                                    ------------------------

1. PAYMENT TERMS. Invoices for Services are due and payable in U.S. dollars within thirty (30) days of Customer's receipt of invoice (unless otherwise indicated in the Credit Requirements Supplement), without demand or set off by Customer. Payments not received within thirty (30) days of Customer's receipt of invoice are considered past due. In addition to Supplier undertaking any of the actions set forth in this Agreement, if any invoice is not paid when due: (i) a late charge shall accrue equal to 1-1/2% (or the maximum legal rate, if less) of the unpaid balance per month; (ii) Supplier may require a Security Deposit or other forms of security acceptable to Supplier; and/or (iii) Supplier may take any action in connection with any other right or remedy Supplier may have under this Agreement in law or in equity.

2. BILLING DISPUTES. If Customer in good faith disputes any portion of any Supplier invoice, Customer shall submit to Supplier, within thirty (30) days following Customer's receipt of the invoice full payment of the undisputed portion of the invoice and written documentation identifying and substantiating the disputed amount. If Customer does not report a dispute within thirty (30) days following Customer's receipt of an invoice, Customer shall have waived its dispute rights for that invoice. Supplier and Customer agree to use their respective best efforts to resolve any dispute within thirty (30) days after Supplier receives written notice of the dispute from Customer. Any disputed amounts resolved in favor of Customer shall be credited to Customer's account on the next invoice following resolution of the dispute. Any disputed amounts determined to be payable to Supplier shall be due within ten (10) days of the resolution of the dispute.

         Any dispute arising out of or relating to this Agreement which has not been resolved by the good faith efforts of the parties will be settled by binding arbitration conducted expeditiously in accordance with
         Section 14.

3. ADDITIONAL ASSURANCES. If at any time during the term of this Agreement there is a material and adverse change in Customer's financial condition or business prospects, which shall be determined by Supplier in its sole and absolute discretion, then Supplier may demand that Customer deposit with Supplier a security deposit or increase the amount of deposit (the "Security Deposit"), as the case may be, pursuant to Supplier's standard terms and conditions, as security for the full and faithful performance of Customer of the terms, conditions and covenants of this Agreement; provided, however, that in no event shall the amount of the Security Deposit ever exceed two (2) months' estimated Usage Charges and other amounts payable by Customer to Supplier hereunder.

4. CERTIFICATION. Customer hereby represents and warrants that it is certified to do business in all jurisdictions in which it conducts business and is in good standing in all such jurisdictions. Customer further represents and warrants that it is certified by the proper regulatory agencies to provide interstate, intrastate and international long distance services to End-Users in those jurisdictions where such services are to be provided by Customer. Customer shall keep current during the term of this Agreement, copies of its Certificates of Public Convenience and Necessity or similar documents certifying Customer's interstate, intrastate, or international operating authority in any local, state, or federal jurisdiction (collectively, "Service Compliance Certificates") and furnish copies thereof to Supplier within ten (10) days of written request by Supplier. Supplier reserves the right to refuse or withhold Service in any jurisdiction in which Customer's Service Compliance Certificate has not been furnished to Supplier in a timely manner. Customer shall defend and indemnify Supplier from any losses, expenses, demands and claims in connection with Customer's failure to provide Supplier with such Service Compliance Certificates. Such indemnification includes costs and expenses (including reasonable attorney's fees) incurred by Supplier in settling, defending or appealing any claims or actions brought against it relating to Customer's failure to provide such Service Compliance Certificates.

5. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and the validity and performance hereof, shall be governed by the laws of the State of Texas without regard to its principles of choice of law.

6. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given as of the date of delivery or confirmed facsimile transmission. If mailed, notice shall be sent first class postage prepaid, certified or registered mail, return receipt requested and becomes effective upon confirmed delivery. Notices will be delivered or sent to the parties' respective addresses set forth on the signature page of this Agreement to the attention of the following persons:

         IF TO SUPPLIER:

         Attention: Contract Administration

         IF TO CUSTOMER:
         Attention:
                   --------------------------------------

7. WAIVER OF BREACH OR VIOLATION NOT DEEMED CONTINUING. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach hereof.

8. BANKRUPTCY. In the event of the bankruptcy or insolvency of either party hereto or if either party hereto shall make an assignment for the benefit of creditors or take advantage of any act or law for relief of debtors, the other party to this Agreement shall have the right to terminate this Agreement without further obligation or liability on its part.

9. BUSINESS RELATIONSHIP. This Agreement shall not create any agency, employment, joint venture, partnership, representation, or fiduciary relationship between the parties. Neither party shall have the authority to, nor shall any party attempt to, create any obligation on behalf of the other party.

10.      INDEMNITY.

         A. Each party shall indemnify, defend, release and hold harmless the other party and all of its officers, agents, directors, shareholders, subcontractors, subsidiaries, employees and other affiliates (collectively "Affiliates") from and against any action, claim, court cost, damage, demand, expense, liability, loss, penalty, proceeding or suit, (collectively, together with related attorneys' fees; including costs and disbursements, "Claims") imposed upon either party by reason of damages to property or injuries, including death, as a result of an intentional or a negligent act or omission on the part of the indemnifying party or any of its Affiliates in connection with: (i) the performance of this Agreement; or (ii) other activities relating to the property or facilities which are the subject of this Agreement, whether or not the Claims result from a sole negligent act or omission on the part of the indemnifying party, whether the Claims result from the concurrent negligent act or omission on the part of both parties, or whether the Claims result from the negligent act or omission of the indemnifying party and some other third party. In the event a Claim relates to the negligence of both parties, the relative burden of the Claim shall be attributed equitably between the parties in accordance with the principles of comparative negligence.

         B. In the event any action shall be brought against the indemnified party, such party shall immediately notify the indemnifying party in writing, and the indemnifying party, upon the request of the indemnified party, shall assume the defense thereof on behalf of the indemnified party and its Affiliates and shall pay all expenses and satisfy all judgments which may be incurred by or rendered against the indemnified party or its Affiliates in connection therewith, provided that the indemnified party shall not be liable for any settlement of any such action effected without its written consent.

         C. Notwithstanding the termination of this Agreement for any reason, this Section 10 shall survive such termination.

11. INSURANCE. Throughout the term of this Agreement and any extension thereof, each party shall maintain and, upon written request, shall provide to the other proof of adequate comprehensive general liability insurance with a limit of not less than $1,000,000 per occurrence for bodily injury liability and property damage liability, including coverage extensions for blanket contractual liability, personal injury liability and products and completed operations liability.

12. AUTHORIZED USE OF SUPPLIER NAME. Without Supplier's prior written consent, Customer shall not: (i) refer to itself as an authorized representative of Supplier in promotional, advertising or other materials; or (ii) use Supplier's logos, trade marks, service marks, carrier identification codes (CICs) or any variations thereof in any of its promotional, advertising or other materials or in any activity using or displaying Supplier's name or the Services to be provided by Supplier. Customer agrees to change or correct, at Customer's expense, any such material or activity which Supplier, in its sole judgment, determines to be inaccurate, misleading or otherwise objectionable in relation to using or marketing Supplier's services. Customer is explicitly authorized to only use the following statements in its sales literature: (i) "Customer utilizes the Supplier's network"; (ii) "Customer utilizes Supplier's facilities"; (iii) "Supplier provides only the network facilities"; and (iv) "Supplier is our network services provider".

13. ASSIGNMENT. Neither party hereto may assign this Agreement without the express written consent of the other party hereto, which consent shall not be unreasonably withheld. Notwithstanding the foregoing: (i) a security interest in this Agreement may be granted by Supplier to any lender to secure borrowings by Supplier or any of its Affiliates (herein defined as any entity controlled by, in control of, or under common control with the assigning party hereunder); (ii) either party may assign all its rights and obligations hereunder to any Affiliate; and (iii) any subsidiary of Supplier may assign any amounts due from Customer under any Supplement to Supplier for billing purposes.

14. BINDING ARBITRATION. The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly through discussions between themselves at the operational level. In the event a resolution cannot be reached, such controversy or claim shall be negotiated between appointed counsel or senior executives of the parties who have authority to settle the controversy.

         The disputing party shall give the other party written notice of the dispute. If the parties fail to resolve such controversy or claim within thirty (30) days of the disputing party's notice, either party may seek arbitration as set forth below.

         Any controversy or claim arising out of or relating to this Agreement, or a breach of this Agreement, shall be finally settled by arbitration in Austin, Texas and shall be resolved under the laws of the State of Texas. The arbitration shall be conducted before a single arbitrator in accordance with the commercial rules and practices of the American Arbitration Association then in effect.

         The arbitrator shall have the power to order specific performance if requested. Any award, order, or judgment pursuant to such arbitration shall be deemed final and binding and may be enforced in any court of competent jurisdiction. The parties agree that the arbitrator shall have no power or authority to make awards or issue orders of any kind except as expressly permitted by this Agreement, and in no event shall the arbitrator have the authority to make any award that provides for punitive or exemplary damages. All such arbitration proceedings shall be conducted on a confidential basis. The arbitrator may, as part of the arbitration award, permit the substantially prevailing party to recover all or part of its attorney's fees and other out-of-pocket costs incurred in connection with such arbitration. Customer may, at its option, continue to accept what it considers to be below-standard Services and pay the charges hereunder relating thereto during such pendency of such arbitration, without prejudice thereto.

15. LEGAL CONSTRUCTION. In the event one or more of the provisions contained in this Agreement shall, for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

              In the event of any conflict between the provisions of these Terms & Conditions and the applicable Supplement and Exhibits, the conflict shall be resolved by reference to the following order of priority of interpretation: a) Exhibits; b) Supplement; and
              c) Terms & Conditions. Notwithstanding the foregoing no Exhibit requiring execution shall be binding unless and until such Exhibit has been executed by an authorized officer of Customer.

16. NO PERSONAL LIABILITY. Each action or claim of any party arising under or relating to this Agreement shall be made only against the other party as a corporation, and any liability relating thereto shall be enforceable only against the corporate assets of such party. No party shall seek to pierce the corporate veil or otherwise seek to impose any liability relating to, or arising from, this Agreement against any shareholder, employee, officer or director of the other party. Each of such persons is an intended beneficiary of the mutual promises set forth in this Section and shall be entitled to enforce the obligations of this Section.

17. NOTICE OF BREACH OF AGREEMENT. To be effective, written notice of any material breach (except Payment Default) must prominently contain the following sentences in capital letters: "THIS IS FORMAL NOTICE OF A BREACH OF CONTRACT. FAILURE TO CURE SUCH BREACH WILL HAVE SIGNIFICANT LEGAL CONSEQUENCES."

18. LIMITATION OF LIABILITY. Supplier's liability arising out of delays in restoration of the Services to be provided under this Agreement or out of mistakes, accidents, omissions, interruptions, or errors or defects in transmission in the provision of Services or any other telecommunications services, shall be subject to the limitations set forth below and in the applicable Tariff. IN NO EVENT SHALL SUPPLIER BE LIABLE TO CUSTOMER OR ANY OF THE CUSTOMER'S OWN CUSTOMERS OR ANY OTHER THIRD PARTY IN ANY RESPECT, INCLUDING, WITHOUT LIMITATION, FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, INCIDENTAL, ACTUAL, OR PUNITIVE DAMAGES, OR FOR ANY LOST PROFITS OF ANY KIND OR NATURE WHATSOEVER, ARISING OUT OF MISTAKES, ACCIDENTS, ERRORS, OMISSIONS, INTERRUPTIONS, OR DEFECTS IN TRANSMISSION, OR DELAYS, INCLUDING THOSE WHICH MAY BE CAUSED BY REGULATORY OR JUDICIAL AUTHORITIES, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OBLIGATIONS OF SUPPLIER PURSUANT TO THIS AGREEMENT; AND IN NO EVENT SHALL SUPPLIER BE LIABLE AT ANY TIME FOR ANY AMOUNT IN EXCESS OF THE AGGREGATE AMOUNT IT HAS PRIOR TO SUCH TIME COLLECTED FROM CUSTOMER WITH RESPECT TO SERVICES DELIVERED HEREUNDER. SUPPLIER MAKES NO WARRANTY TO CUSTOMER OR ANY OTHER PERSON OR ENTITY, WHETHER EXPRESS, IMPLIED, OR STATUTORY, AS TO THE DESCRIPTION, QUALITY, MERCHANTABILITY, COMPLETENESS OR FITNESS FOR ANY PURPOSE OF ANY SERVICE PROVIDED HEREUNDER OR DESCRIBED HEREIN, OR AS TO ANY OTHER MATTER, ALL OF WHICH WARRANTIES BY SUPPLIER ARE HEREBY EXCLUDED AND DISCLAIMED. For purposes of this Section, the term "Supplier" shall be deemed to include Supplier, its shareholders, directors, officers and employees, and any person or entity assisting Supplier in its performance pursuant to this Agreement.

19. SYSTEM MAINTENANCE. In the event Supplier determines it necessary to interrupt Services for the performance of routine system maintenance, Supplier will use good faith efforts to notify Customer prior to the interruption and to conduct such maintenance during non-peak hours. In no event shall interruption for system maintenance constitute a failure of performance by Supplier.

20. SUBJECT TO LAWS. This Agreement is subject to, and Customer agrees to comply with, all applicable federal, state and local laws, and regulations, rulings and orders of governmental agencies, including, but not limited to, the Communications Act of 1934, the Telecommunications Act of 1996, the Rules and Regulations of the Federal Communications Commission ("FCC") and state public utility or service commissions ("PSC"), tariffs and the obtaining and continuance of any required certification, permit, license, approval or authorization of the FCC and PSC or any governmental body, including, but not limited to regulations applying to feature group termination and Letter of Agencies ("LOAs").

21. FCC PERMITS, AUTHORIZATION AND FILINGS. Supplier shall take all necessary and appropriate steps, as soon as possible, to procure from the FCC the necessary authorizations, if any, to deliver Services hereunder to Customer and whatever approvals are necessary from any other federal or state agency. In the event that Supplier cannot obtain all necessary federal, state or local authority to provide Services hereunder, Supplier shall promptly give written notice thereof to Customer and such notice shall constitute termination without liability of either party hereto of all obligations hereunder.

22. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and when taken together shall constitute one document. The Terms & Conditions herein shall apply only to Switched, IXPlus, Private Line, Broadband, Data Collocation & Bandwidth, and Customer Premise Equipment service supplements; Customer Interface and Internet service supplements shall contain their own Terms & Conditions.

23. CONFIDENTIAL INFORMATION. "Confidential Information" shall mean all information disclosed in writing by one party to the other party which is clearly marked "CONFIDENTIAL" by the disclosing party at the time of disclosure. "Confidential Information" shall also include certain oral information disclosed by one party to the other party, provided that the disclosing party designates such information as confidential at the time of disclosure and gives recipient a written summary of such information within five (5) business days after the oral disclosure was made. Notwithstanding the foregoing, all information concerning the traffic volume/distribution of Supplier, pricing rates, and customer lists is hereby deemed to be Confidential Information regardless of whether it is so identified. The term "Confidential Information" does not include any information which: (i) was already known by the receiving party free of any obligation to keep it confidential at the time of its disclosure by the disclosing party, (ii) becomes publicly known through no wrongful act of the receiving party, (iii) is rightfully received from a third person without knowledge of any confidentiality obligation, (iv) is independently acquired or developed without violating any of the obligations under this Agreement, (v) is disclosed to a third person by the disclosing party without similar confidentiality restrictions on such third persons rights, or (vi) is approved for release by written authorization of the disclosing party.

         Further, the recipient may disclose Confidential Information pursuant to any judicial or governmental request, requirement or order. The recipient, however, shall take reasonable steps to give the disclosing party sufficient prior notice to contest such request, requirement or order. Confidential Information shall remain the property of the disclosing party, and shall be returned to the disclosing party or destroyed upon request of the disclosing party. Supplier may make such Confidential Information available to its lenders.

         Accordingly, in the event of a breach or threatened breach of the foregoing provisions, Supplier shall be entitled to an injunction or restraining order, in addition to such other rights or remedies as may be available under this Agreement, at law or in equity, including but not limited to money damages.

24. FORCE MAJEURE. Supplier shall not be liable for any failure of performance hereunder due to causes beyond its reasonable control, including, but not limited to: acts of God, fire, explosion, vandalism, cable cut, storm or other similar catastrophes; any law, order, regulation, direction, action or request of the United States government, or of any other government, including state and local governments having jurisdiction over either of the parties, or of any department, agency, commission, court, bureau, corporation or other instrumentality of any one or more of said governments, or of any civil or military authority; national emergencies; insurrections; riots; wars; or strikes, lock outs, work stoppages or other labor difficulties.

25. SURVIVAL. The covenants and agreements of Customer contained in this Agreement with respect to payment of amounts due, confidentiality and indemnification shall survive any termination of this Agreement. The rights and obligations under this Agreement shall survive any merger or sale of either party and shall be binding upon the successors and permitted assigns of each party.

26. REGULATORY. When applicable, Customer is responsible for payment of, or reimbursement to Supplier for, Universal Service Fund and Lifeline Assistance Charges (Presubscribed line charges) set forth in the National Exchange Carrier Association (NECA) Tariff FCC #5, sections 8.5., 8.5.2 and 17.1.4 (A) & (B), as the same may be amended from time to time, or any successor tariffs or sections, with respect to any Customer ANI's subscribed to Supplier. In addition, with respect to the Services, Customer is responsible for payment of, or reimbursement to Supplier for: (i) telecommunication relay service charges required by the Americans with Disabilities Act or otherwise (both federal and state); (ii) interexchange carrier fees payable to the FCC under the Omnibus Budget Reconciliation Act of 1993 or otherwise; (iii) payphone service provider compensation as determined by the FCC in CC Docket No. 96-128; (iv) universal service fund charges, intraLATA compensation charges; and (v) other federal or state fees or charges imposed on Supplier. Supplier will furnish, at Customer's request, documentation to support the fees or charges payable by Customer to Supplier pursuant to this Section 26.

         Customer shall furnish to Supplier valid and appropriate tax exemption certificates for all applicable jurisdictions (federal, state and local) in which it performs customer billing. Customer is responsible for properly charging tax to its subscribers and for the proper and timely reporting and payment of applicable taxes to the taxing authorities and shall defend and indemnify Supplier from payment and reporting of all applicable federal, state and local taxes, including, but not limited to, gross receipts taxes, surcharges, franchise fees, occupational, excise and other taxes (and penalties and interest thereon), relating to the Services. Such indemnification includes costs and expenses (including reasonable attorney's fees) incurred by Supplier in settling, defending or appealing any claims or actions brought against it relating to said taxes. If Customer fails to provide and maintain the required certificates, Supplier may charge Customer and Customer shall pay such applicable taxes.

         The amounts payable by Customer under this Agreement do not include any state or local sales or use taxes, or utility taxes, however designated, which may be levied on the goods and services provided by Supplier hereunder. With respect to such taxes, if applicable, Customer shall furnish Supplier with an appropriate exemption certificate or pay to Supplier, upon timely presentation of invoices therefore, such amounts thereof as Supplier may be by law required to collect or pay. Any and all other taxes, including but not limited to franchise, net or gross income, license, occupation, and real or personal property taxes, shall be timely paid by Customer.

27. EVENTS OF DEFAULT. A "Default" shall occur if (a) Customer fails to make payment as required under this Agreement and such failure remains uncorrected for five (5) calendar days after written notice from Supplier; or (b) either party fails to perform or observe any material term or obligation (other than making payment) contained in this Agreement, and any such failure remains uncorrected for thirty (30) calendar days after written notice from the non-defaulting party informing the defaulting party of such failure. If Customer uses the Services for any unlawful purpose or in any unlawful manner, Supplier shall have the right to immediately suspend any or all Services hereunder without notice to Customer until the unlawful use ceases.

              In the event of a Customer Default, Supplier may (in addition to such other rights or remedies as Supplier may have under this Agreement, at law or in equity), at its sole discretion:
              (i) suspend Services to Customer; (ii) cease accepting or processing orders for Services; (iii) withhold delivery of CDRs (if applicable); and (iv) terminate this Agreement. In no event shall such termination affect or reduce Customer's obligations to make any "take or pay commitment" payments required under this Agreement if applicable.

              In the event of a Supplier Default, Customer may (in addition to such other rights or remedies as Customer may have under this Agreement, at law or in equity), at its sole discretion, terminate this Agreement.

28. OBLIGATIONS SEVERAL AND NOT JOINT. Each party shall be responsible only for its own performance under the Agreement (including any attachments, exhibits, schedules or addenda) and not for that of any other party.

29. AMENDMENTS / RIDERS. This Agreement may only be modified or supplemented by an instrument in writing executed by each party.

                                                              VERSION 2, 6.17.99



LIST OF EXHIBITS

EXHIBIT A     TAXES ON TELECOMMUNICATIONS SERVICES

EXHIBIT A - TAXES ON TELECOMMUNICATIONS SERVICES - CONTACT IXC'S TAX DEPARTMENT AT 512-231-5294 FOR ASSISTANCE IN COMPLETING THIS FORM

Please check one of the following:

____ Telecommunications services purchased from Supplier are for resale purposes in the normal course of our business (or are subject to other tax exemptions). These services are exempt from federal, state and local taxes. business (or are subject to other tax exemptions). These services are exempt from federal, state and local taxes.
                    IF CHECKED, COMPLETE SECTION 1 & SECTION 2 BELOW FOR THE APPLICABLE STATES WHERE SERVICE IS PROVIDED.

____ Telecommunications services purchased from Supplier are not for resale purposes, but are purchased for our own use. These services are not subject to other exemptions.

         IF CHECKED, SIGN HERE: ___________________       DATE:_______________


SECTION 1. CERTIFICATE OF EXEMPTION FROM FEDERAL EXCISE TAXES ON COMMUNICATIONS SERVICES AND FACILITIES

The undersigned hereby certifies that the service furnished by Supplier is exempt from the Federal Excise Tax on Communications and Facilities imposed by Internal Revenue Code (IRC) Section 4251 because the undersigned is exempt under IRC Section 4253 for such reason as marked below (check one). The undersigned agrees to notify Supplier in writing when the claimed status no longer applies.

____ A nonprofit hospital referred to in IRC Section 170(b)(1)(A)(ii) which is exempt from income tax under Section 501(a).

____     A  nonprofit  educational  organization  described  in IRC  Section
         (170)(b)(1)(A)(ii) which is exempt from income tax under Section
         501(a).

____ A School which is operated as an activity of an organization described in IRC Section 501(c)(3) which is exempt from income tax under Section 505(a), and operates as described in IRC Section 4253(j).

____ The U.S. government, government of a State, political subdivision of a state of the District of Columbia.

____ The American Red Cross or an international organization described in Internal Revenue Code Sections 7701(a)(18) and 4253(c).

____ A news service company of the type referred to in Internal Revenue Code Section 4253(b).

____ Diplomatic, consular or other officers of foreign governments temporarily residing in the United States who are nationals of the foreign country on a diplomatic mission.

____ The service will be used exclusively in the rendering of a communications services upon which tax is imposed by IRC Section 4251. It is understood that no tax will be collected by Supplier on charges for said service and that it will be the responsibility of the undersigned to collect such tax as may be due from its customers.

____ The service, which is defined in Section 4252(b)(2), is for use by a common carrier, telephone or telegraph company, or radio broadcasting station or network in the conduct of its business as such.

FOR THIS CERTIFICATE TO BE VALID YOU MUST CHECK ONE OF THE ABOVE BOXES, SIGN AND DATE THE CERTIFICATE AND PROVIDE AN EFFECTIVE DATE. ANY MODIFICATIONS TO THE ABOVE WILL RENDER THE CERTIFICATE NULL AND VOID.

THE EXEMPT STATUS OF THE UNDERSIGNED IS EFFECTIVE AS OF ______________________


Customer:                          FEDERAL TAX I.D. ___________________________

I swear under penalty of fines, imprisonment, or both, together with cost of prosecution that the statement contained herein are true to the best of my knowledge.

-------------------------------------------------------------------------------
Signature                        Title                              Date

EXHIBIT A - TAXES ON TELECOMMUNICATIONS SERVICES - SECTION 2. UNIFORM SALES & USE TAX CERTIFICATION FORM


Issued to: IXC Communications Services, Inc., 1122 Capital of Texas Hwy. South, Austin, Texas 78746-6426

Certify that:

-------------------------------------------------------------------------------

is registered and/or identified with the below listed cities and/or states within which your firm would deliver purchases to us and that any such purchases are for wholesale, resale, ingredients or components of a new product to be resold, leased, rented or used in the normal course of our business. We are in the business of wholesaling, retailing, manufacturing, leasing, renting or providing non-taxable services or products.

Check applicable box:  (___)  Single Purchase Certificate
                       (___)  Blanket Certificate

Is engaged as a registered (where applicable):  (____) Wholesaler
                                                (____) Lessor    (____) Retailer
                                                (____) Manufacturer
                                                (____) Exempt Organization Use
                                                (____) Other (Specify)
                                                                      ---------

Product or service rendered by Customer:
                                        ---------------------------------------



STATE             REGISTRATION OR I.D. NO.                    STATE                REGISTRATION OR I.D. NO.

-------------     ------------------------                    ---------------      -------------------------

-------------     ------------------------                    ---------------      -------------------------

-------------     ------------------------                    ---------------      -------------------------

-------------     ------------------------                    ---------------      -------------------------

-------------     ------------------------                    ---------------      -------------------------

-------------     ------------------------                    ---------------      -------------------------

-------------     ------------------------                    ---------------      -------------------------

-------------     ------------------------                    ---------------      -------------------------

-------------     ------------------------                    ---------------      -------------------------

-------------     ------------------------                    ---------------      -------------------------

-------------     ------------------------                    ---------------      -------------------------

-------------     ------------------------                    ---------------      -------------------------



I further certify that if any property so purchased tax free is used or consumed by the firm as to make it subject to a sales or use tax we will pay the tax due direct to the proper taxing authority when state law so provides or inform the seller for added tax billing. This certificate shall be part of each order which we may hereafter give to you, unless otherwise specified, and shall be valid until canceled by us in writing or revoked by the city or state.

Exemption Claimed:  (___) Resale    (___) Federal Government
                    (___) Exempt Organization    (___) State & Local Government
                    (___) Direct Payment Permit
                    (___) Other (Specify)
                                         ------------------

I swear and affirm that the information on this form is true and correct as to every material matter.




-------------------------------------------------------------------------------
Signature                       Title                                   Date

                             IXC SERVICE SUPPLEMENT
                    CUSTOMER PREMISE EQUIPMENT (CPE) SERVICES

1. CPE ITEMS TO BE RENTED OR PURCHASED; RATES AND PRICES. The CPE items to be rented or purchased under this Agreement are set out on the applicable service order form (the "Service Order Form") incorporated herein by reference. The applicable rental rates or purchase prices and any applicable deposits and/or installation fees are as set out on the Pricing Summary attached hereto as Exhibit "A" unless otherwise specified and agreed to in the Service Order Form. Such rates and prices are exclusive of any sales tax or duty which Customer may be required to pay on order transactions, and Supplier shall include these separate items in its invoice to Customer. Supplier reserves the right to increase the applicable rates set out in the Pricing Summary upon thirty (30) days prior written notice to Customer; provided, however, that if Supplier increases the rates set out in the attached Pricing Summary by more than twenty percent (20%) on an annualized basis, Customer may terminate this Agreement upon thirty (30) days prior written notice to Supplier (during which 30 day period Supplier may, in its sole discretion, choose to alter such rate increase below 20% and prevent termination).

2. RENTAL TERM/FINANCING TERM. If Customer is renting or financing CPE under this Agreement, the Rental Term or Financing Term (as the case may be) shall commence on the Effective Date of this Agreement (or the applicable Service Order Form, as the case may be) and shall continue through the rental or financing term specified in the Service Order Form. Upon the expiration of any Rental Term hereunder, this Agreement shall renew and continue (with respect to such rented CPE) on a month to month basis unless terminated by either party upon at least thirty (30) days prior written notice; provided, however, that such month to month renewal shall be subject to Supplier's then current rates, fees and charges. Unless otherwise agreed to in writing by both Supplier and Customer, the modification or termination of this Agreement shall not affect the rights or obligations of either party under any order accepted by Supplier prior to the effective date of such modification or termination.

3. CPE ORDERS. All CPE orders shall be subject to acceptance by Supplier, which acceptance (or rejection) by Supplier shall be in Supplier's sole and absolute discretion. Customer's CPE order may not be modified, postponed or cancelled without the prior written consent of Supplier. If Customer cancels any CPE order after shipment (with the prior written consent of Supplier), Customer shall be subject to a reasonable restocking charge, which shall include, but not be limited to, all CPE return shipping costs.

4. INVOICING; PREPAYMENT.

   A. If Customer is renting or financing CPE under this Agreement, Supplier may invoice the Customer monthly and in advance for CPE rental or financing charges due and payable under this Agreement. Additional installation, maintenance service, time and material charges, or any other applicable charges may be invoiced from time to time as appropriate.

   B. If Customer is financing CPE under this Agreement, Customer may prepay all or any portion of the outstanding balance of the CPE at any time prior to the end of the CPE's Financing Term, and such outstanding balance will be credited accordingly; provided, however, that if Customer is past due on any fees, charges or other amounts whatsoever owed to Supplier at the time of any payment by Customer, such payment shall be applied first to such past due amounts and thereafter to the outstanding balance of the CPE financed hereunder.

   C. Supplier's willingness to finance the CPE hereunder is contingent upon Customer maintaining a reasonably acceptable credit rating. Accordingly, should Supplier reasonably deem the timely payment by Customer of its obligations hereunder to be insecure, Customer shall pay the entire outstanding balance of the financed CPE upon thirty (30) days written notice from Supplier.

5. CPE UPGRADES.

   A. UPGRADE OF RENTED CPE. If Customer is renting CPE from Supplier under this Agreement, Supplier retains ownership of the CPE and reserves the right to substitute equivalent equipment, at no cost to Customer, at any time during the CPE's Rental Term. Upon Customer's request, Supplier will provide upgraded CPE, at the then prevailing rates and installation fees, at any time during the Rental Term. To upgrade such rented CPE, Customer must execute a new Service Order Form and return the original rented CPE to Supplier in good and working condition. Upon a Customer's written request, Supplier will also provide a maximum of two (2) free router software upgrades per year.

   B. UPGRADE OF PURCHASED CPE. If Customer is purchasing CPE from Supplier under this Agreement, Customer may purchase upgraded CPE by executing a new purchase order. If Customer returns the originally purchased CPE to Supplier in good and working condition, Supplier will issue a purchase credit on Customer's new order in the amount of (i) forty percent (40%) of the originally purchased CPE sales price if Customer has owned the CPE for not more than one (1) year or (ii) fifteen percent (15%) of the originally purchased CPE sales price if Customer has owned the CPE for more than one (1) year but less than two (2) years.

6. CPE MAINTENANCE.

   A. The CPE maintenance services to be provided by Supplier to Customer under this Agreement (if any) are as set out on the Service Order Form. Such CPE maintenance services shall be for hardware only (i.e., software configuration shall not be covered).

   B. If Customer is financing the purchase of CPE, Customer must purchase maintenance services from Supplier for the duration of the financing term.

   C. If Customer is renting CPE, Supplier will provide maintenance services for the rented CPE as set out on the Service Order Form at no additional charge.

   D. If Supplier fails to perform a maintenance commitment in the manner set out in this Agreement (including, but not limited to, Supplier's failure to meet the response/restore time parameters set out herein), Supplier will credit Customer's account in the amount of the following month's maintenance charge. However, Supplier shall have no further liability to Customer for the failure to meet such maintenance commitment; accordingly, such crediting of Customer's account shall be deemed to be Customer's sole and exclusive remedy.

   E. If Customer does not contract for maintenance services under this Agreement but subsequently desires to obtain an ad hoc CPE maintenance/repair service from Supplier, Supplier shall not be required to perform such ad hoc maintenance/repair service but may do so in its sole in absolute discretion. Any ad hoc maintenance/repair service performed by Supplier for a Customer not under contract for maintenance services will be billed at Supplier's then prevailing rates for such ad hoc maintenance/repair service.

7. INDEMNITY. Any liability or obligation of Supplier under the Indemnity provisions set out in the Master Service Agreement shall be expressly conditioned on the following: (1) the claim or suit does not arise from any Customer modification of the CPE and (2) the claim or suit does not arise from the combination of product(s) provided by Supplier with product(s) provided by Customer.

8. ADDITIONAL DEFAULT PROVISIONS. In the event of default by Customer, the parties hereto specifically acknowledge that Supplier shall have the right to repossess any rental CPE or financed CPE not paid in full (in addition to any other default remedies provided in the Master Service Agreement), and Customer shall be liable for any restocking costs, shipping costs, or other applicable charges or damages incurred by Supplier.

9. SUBCONTRACTING. Supplier may, in its sole and absolute discretion, subcontract any or all of the work to be performed under this Agreement, including, but not limited to, installation and maintenance services.

10. NO WARRANTY BY SUPPLIER.

   If Customer is renting CPE or financing the purchase of CPE under this Agreement, Supplier shall retain all manufacturer's product warranties, and upon notice from Customer, will pursue any valid claims under warranty for Customer's benefit. If Customer has purchased CPE without financing, or in the case of financed CPE, upon Customer's payment in full of the outstanding balance of such financed CPE, Supplier will assign to Customer all product warranties (if any) issued by the CPE manufacturer (to the extent such warranties are assignable). THE ABOVE MENTIONED MANUFACTURER'S WARRANTIES ARE IN LIEU OF ANY WARRANTY BY SUPPLIER, EXPRESS OR IMPLIED; THAT IS, NO WARRANTIES, EXPRESS OR IMPLIED, ARE PROVIDED BY SUPPLIER TO CUSTOMER OTHER THAN THE ASSIGNMENT OF MANUFACTURER'S WARRANTIES DESCRIBED ABOVE, AND SUPPLIER SPECIFICALLY DISCLAIMS ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IF NO MANUFACTURER'S WARRANTY IS SHIPPED WITH THE PRODUCTS OR LICENSED MATERIALS, THEN SUCH PRODUCTS OR LICENSED MATERIALS ARE PROVIDED TO CUSTOMER "AS IS."

   VERSION 1, 7.14.99

     LIST OF EXHIBITS

     EXHIBIT A - CPE RATES

                             IXC SERVICE SUPPLEMENT
                      DATA COLLOCATION & BANDWIDTH SERVICES


1. TERM. Unless otherwise agreed to, this Agreement shall commence on that certain date set out in the applicable service order form (the "Service Order Form") incorporated herein by reference, and shall continue for that certain term (the "Term") set out in such Service Order Form. Unless extended or earlier terminated pursuant to its terms,this Agreement shall be automatically extended at the expiration of the initial Term on a month-to-month basis unless: (i) earlier terminated in accordance with the terms set out herein or (ii) written notice is given by either party at least thirty (30) days before such expiration stating that such party does not consent to such extension. If Service(s) continue after expiration of the initial Term, Supplier may upon thirty (30) days written notice adjust the rates for such Service to its then current month-to-month rates.

2. COLLOCATION RIGHTS. Subject to the terms of this Agreement, Supplier grants Customer a license to enter the premises described in Exhibit A or otherwise described in the Service Order Form (in either case, the "Premises"), and to use the type and quantity of space provided by Supplier for Customer's equipment (the "Collocation Space"), as set out on the Service Order Form, at the location within the Premises designated by Supplier (the "Customer Area"), subject to the policies, procedures, and security requirements imposed by Supplier to protect the interest or property of Supplier, its other customers, assigns, grantees, or licensees. If, in Supplier's sole judgment, Customer violates or fails to comply with these policies, procedures, or security requirements, Supplier shall have the right to immediately disallow and prevent Customer from entering the Premises and to disconnect and remove any or all of Customers Equipment from the Premises. Customer shall designate certain qualified persons who will be the only persons given access to the Customer Area. All rights granted herein to Customer are subject to, if applicable, the signing of a confidentiality agreement(s) by Customer's designated persons. In consideration of such right to enter the Premises and to use the Collocation Space, Customer shall pay to Supplier (i) the applicable amounts described in Exhibit A, unless otherwise specified and agreed to by both parties in the applicable Service Order Form; and (ii) such additional amounts as may be mutually agreed upon in the Service Order Form.

3. BANDWIDTH RIGHTS.

   A. Subject to the terms of this Agreement, commencing on the Service Commencement Date and continuing during the Term hereof, Supplier hereby agrees to provide Customer the amount of Supplier's bandwidth (the "Bandwidth"), up to a maximum of One Hundred (100) Mbps, used by Customer measured in accordance with the provisions of Section 1.B. below, together with any other applicable options, all as set forth on such Service Order Form.

   B. In consideration of the Bandwidth being provided to Customer each month, Customer shall pay to Supplier, on a monthly basis, the amount equal to the base rate as set forth in Exhibit A (unless such rate is otherwise specified and mutually agreed upon in the applicable Service Order Form), multiplied by the number of "Utilization Units" used by Customer during that month. Each Utilization Unit is equal to a "Sustained Utilization" of one (1) Mbps over the course of a particular month. Sustained Utilization, which is determined by sampling the actual line utilization statistics every five (5) minutes, twenty-four (24) hours per day, seven (7) days per week, is the usage level (measured in Mbps) under which 95% of the samples fall. The amount of Sustained Utilization is rounded to the next highest one-tenth integer (e.g. 1.11Mbps is rounded to 1.2Mbps) to determine the number of Utilization Units for the month. Notwithstanding the foregoing, as a minimum requirement each month, Customer shall pay Supplier at least the Minimum Monthly Charge for Bandwidth as set forth in Exhibit A during the Term of this Agreement.

   C. Supplier reserves the right to increase the amounts it charges Customer for Bandwidth in the event that Supplier's costs in obtaining bandwidth from its providers are increased during the Term of this Agreement. If the cost paid by Customer per Utilization Unit increases by more than twenty percent (20%) on an annualized basis, Customer may terminate this Agreement without any additional termination charge upon ninety (90) days' prior written notice to Supplier.

4. CONNECTION SERVICES. In consideration of the amounts described in Exhibit A for "Cross Connection," Supplier shall connect Customer's equipment to telecommunications circuits, or other collocated equipment or service to which Customer has been quoted access, located at the Premises, provided, however, that Customer has arranged for the delivery and installation at the Premises of the necessary telecommunications equipment and circuits. Customer shall be solely responsible for the delivery and installation of such telecommunications circuits. This connection service shall not be available if, Supplier determines, in its good faith business judgment, that the installation of such telecommunications circuits at the Premises is physically, electrically, or otherwise impractical.

5. OWNERSHIP OF THE PREMISES AND THE BANDWIDTH EQUIPMENT. As between the parties, Supplier retains all right, title, and interest in the Premises and the equipment of Supplier being utilized to provide the Bandwidth to Customer (the "Bandwidth Equipment"). The provision of the Bandwidth pursuant to Section 3 above does not constitute a sale of the Bandwidth Equipment or any computer, equipment or other piece of hardware or software relating thereto.

6. LIMITED WARRANTY. Supplier warrants that it will use commercially reasonable efforts to provide the amount of Bandwidth requested by Customer pursuant to
   Section 3
   above. For each continuous hour in a calendar month that the minimum Bandwidth specified in Exhibit A is unavailable, Supplier shall upon thirty
   (30) days written notice from Customer describing such outage, credit Customer's account for the following month in the amount of 1/30th of Customer's monthly recurring charge(s) as described on Exhibit A ("Bandwidth Credit") to the extent that such outage was not caused by the failure of equipment or systems provided by Customer or persons other than Supplier, including any provider of local access service to Supplier. Notwithstanding the foregoing, Customer shall not be entitled and shall not receive any Bandwidth Credit for unavailable bandwidth due to planned or routine maintenance, acts or omission of Customer or Customer's assigns, agents or customers including electronic or physical sabotage, or acts of force majeure as described in the attached Master Service Agreement. Furthermore, in no event shall any credit for a particular month exceed the then-current monthly recurring charge with respect to the affected Service.

7. PAYMENT; CUSTOMER RESPONSIBILITIES. Customer shall pay to Supplier the amounts due hereunder in U.S. dollars, without set-off or deduction and in accordance with Section 1 of the Master Service Agreement. Customer's first billing cycle shall begin five (5) business days after Supplier deposits in the mail notice to Customer that collocation space is available on the Premises. Customer shall be responsible for all taxes and withholdings, including any sales tax that Customer or its assigns may be liable for, relating to Services provided hereunder (excluding taxes on Supplier's net income).

   A. Customer shall ensure that all equipment it brings on the Premises will perform according to published technical specifications for all such equipment and complies with the specifications, policies, procedures, and security requirements provided by Supplier.

   B. Customer acknowledges that Supplier is not responsible for the manner in which the Bandwidth is used by Customer or any other person or entity Customer permits to access such Bandwidth or the Bandwidth Equipment (a "User"). Customer agrees that it will not, and will use its best efforts to ensure that any User will not, use or assist others in using the Bandwidth for illegal or improper purposes, including but not limited to transmission of any material in violation of any United States or state regulation, copyrighted material, material legally judged to be threatening or obscene, or material protected by trade secret, or interfere with or disrupt other users of the Bandwidth Equipment.

   C. Customer shall comply with all access and security procedures for the Premises, shall use its best efforts to ensure that all Users comply with such procedures, and shall monitor Users in order to ensure that all Users comply with such procedures. To the extent deemed reasonably necessary by Supplier in its good faith business judgment, Supplier may implement additional access and security procedures. Customer shall repair at its own cost any damage to the Premises caused by its employees or agents or by any User.

8. MAINTENANCE AND SUPPORT. During the term of this Agreement, Supplier shall provide the following maintenance and support: (i) Supplier shall use commercially reasonable efforts to maintain the Bandwidth Equipment, excluding all of Customer's equipment, in working condition; (ii) Supplier shall provide UPS and generator back-up service; (iii) Supplier shall provide 24-hour, 7-day per week internal engineering support and ICMP monitoring; and
   (iv) Supplier may provide maintenance and support to Customer to handle Customer's equipment, software or other problems (that is, problems not relating solely to Supplier's services, equipment, software, personnel or property) at Supplier's then current maintenance rates. Any and all amounts payable to Supplier under this Section 9 shall be paid by Customer in compliance with the provisions of Section 7 above and Section 1 of the Master Service Agreement.

9. TERMINATION. This Agreement shall remain in effect until terminated in accordance with Section 1 or this Section 9, of this Agreement. Sections 5 and 7 through 14 of this Agreement, as well as any accrued rights to payment and any remedies for breach of this Agreement, shall survive termination. In the event this Agreement is terminated due to the reason(s) set forth in this paragraph or Section 9.A, Customer shall be immediately liable for all amounts that would be due during the term of this Agreement had it not been terminated.

   A. Supplier may terminate this Agreement if (i) Customer fails to pay any amount which is due to Supplier under this Agreement within ten (10) days after receipt of written notice from Supplier of such delinquency or (ii) Customer fails to perform or comply with any other material term or condition of this Agreement within fifteen (15) days after receipt of written notice from Supplier of such failure.

   B. Customer may terminate this Agreement if Supplier fails to perform or comply with any material term or condition of this Agreement within fifteen
   (15) days after receipt of written notice from Customer of such failure. Subject to the provisions of Section 6 and except for amounts due to Supplier as of the date of termination, Customer shall have no further financial obligations to Supplier.

10. LIMITATION ON LIABILITY. IN ADDITION TO LIMITATIONS ON LIABILITY CONTAINED IN THE ATTACHED MASTER SERVICE AGREEMENT, SUPPLIER SHALL NOT BE LIABLE TO CUSTOMER OR ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY FOR (i) INDIRECT, INCIDENTAL, CONSEQUENTIAL, RELIANCE OR SPECIAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR HARM TO BUSINESS, LOST PROFITS, LOST SAVINGS OR LOST REVENUES, WHETHER OR NOT SUPPLIER OR CUSTOMER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, (ii) ANY DAMAGE THAT CUSTOMER OR ANY USER MAY SUFFER ARISING OUT OF THE USE OF, OR THE INABILITY TO USE, THE BANDWIDTH UNLESS

   SUCH DAMAGE IS CAUSED BY AN INTENTIONAL OR GROSSLY NEGLIGENT ACT OF SUPPLIER,
   (iii) ANY LOSS OR INACCURACY OF DATA OR FOR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY, OR (iv) DAMAGES OR DELAYS DUE TO FORCE MAJEURE AS DESCRIBED IN THE ATTACHED MASTER SERVICE AGREEMENT.

   A. THE FOREGOING LIMITATION SHALL NOT APPLY TO A BREACH BY EITHER PARTY OF
   SECTION 23 OF THE ATTACHED MASTER SERVICE AGREEMENT.

   B. SUPPLIER SHALL NOT BE RESPONSIBLE FOR (i) SERVICE IMPAIRMENTS CAUSED BY ACTS WITHIN THE CONTROL OF CUSTOMER, ITS EMPLOYEES, AGENTS, SUBCONTRACTORS, SUPPLIERS OR USERS, (ii) INTEROPERABILTY OF SPECIFIC CUSTOMER APPLICATIONS,
   (iii) INABILITY OF CUSTOMER TO ACCESS OR INTERACT WITH ANY OTHER SERVICE PROVIDER THROUGH THE INTERNET, OTHER NETWORKS OR USERS THAT COMPRISE THE INTERNET OR THE INFORMATIONAL OR COMPUTING RESOURCES AVAILABLE THROUGH THE INTERNET, (iv) INTERACTION WITH OTHER SERVICE PROVIDERS, NETWORKS, USERS OR INFORMATIONAL OR COMPUTING RESOURCES THROUGH THE INTERNET, (v) SERVICES PROVIDED BY OTHER SERVICE PROVIDERS, OR (vi) PERFORMANCE IMPAIRMENTS CAUSED ELSEWHERE ON THE INTERNET.

   C. SUPPLIER DOES NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATIONS REGARDING THE USE, OR THE RESULTS OF THE USE, OF THE BANDWIDTH OR DOCUMENTATION IN TERMS OF CORRECTNESS, ACCURACY, RELIABILITY OR OTHERWISE.

11. INDEMNIFICATION. In addition to Section 10 of the attached Master Service Agreement, Customer shall indemnify, defend and hold harmless Supplier and its directors, officers, employees, subcontractors and agents (individually, a "Supplier Indemnitee") from any and all liabilities, damages and costs, including, but not limited to, amounts paid in settlement and expenses (including reasonable attorneys' fees) and advance expenses to such persons, arising out of or in connection with, any claim, suit or proceeding brought by a third party against Supplier Indemnitee arising out of or resulting from or in connection with or relating to (i) the use of or inability to use the Bandwidth by Customer or any User or (ii) the content of information or data provided or transmitted by any User or Customer in connection with the Service hereunder. Supplier shall promptly notify Customer of any and all threats, claims, suits and/or proceedings which may be subject to the provisions of this Section 10 and shall provide reasonable assistance and the opportunity to assume control over the defense and/or all negotiations for a settlement or compromise.

12. NOTICES. Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service with tracking capabilities or mailed by certified or registered mail, return receipt requested, to a party at its address as set forth in the attached Master Service Agreement or as subsequently amended. If not received sooner, notice by mail shall be deemed received five (5) days after deposit in the U.S. mails.

13. MISCELLANEOUS. This Agreement (including the initial Service Order Form and any subsequent applicable Service Order Forms accepted by Supplier) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all proposals, oral or written, all negotiations, conversations, or discussions between the parties hereto relating to the subject matter hereof and all past dealings or industry custom. Supplier's obligations under this Agreement shall be solely to Customer and not to any third party. This Agreement shall not be deemed to provide any third parties with any claim, right of action, remedy or other right.

   A. The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

   B. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that the remaining provisions of this Agreement shall remain in full force.

   C. Headings herein are for convenience of reference only and shall in no way affect interpretation of the Agreement.

   D. Except as otherwise expressly stated in this Agreement, the rights and remedies of a party set forth herein with respect to any failure of the other party to comply with the terms or conditions of this Agreement (including, without limitation, rights of full termination of this Agreement) are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.

   E. All references in this Agreement to "days" shall mean calendar days.

14. CONFIDENTIALITY. Customer shall not disclose any Confidential Information as that term is defined in the attached Master Service Agreement.

15. SPAMMING POLICY. Supplier will not tolerate the practice of spamming, the transmission of unsolicited electronic mail. Customer or Customer's Affiliates may not send unsolicited electronic mail on Supplier's network. Customer or Customer's Affiliates may not send unsolicited electronic mail that includes Supplier's logos, trade marks, service marks, CIC codes, or any variation thereof. Acts of spamming by Customer or Customer's Affiliates shall result in the immediate termination of Service. Customer and Customer's Affiliates shall indemnify and hold harmless Supplier for spamming activities caused by End-Users of Customer or its Affiliates using Supplier's network. Supplier shall have the authority to terminate Service provided to an End-User of Customer or its Affiliates in the event that Supplier is officially notified that such End-User is or has conducted spamming activities. Supplier shall not (i) have any obligation or liability to the Customer or any End-User of Customer for any unlawful or improper use of the Service by and End-User; nor (ii) have any duty or obligation to exercise control over the use of, or the content or information passing through the Service.



                                        VERSION 1, 6.23.99

LIST OF EXHIBITS

EXHIBIT A                            COLLOCATION & BANDWIDTH SERVICES RATES

                         IXC SWITCHED SERVICE SUPPLEMENT
                                XCLUSIVE SERVICES

1. SCOPE. Supplier: (i) shall use its best efforts to start provisioning of Services (such services, together with the use of the IXC Online Software, are referred to as the "Services") to Customer on or before the Service Commencement Date, which is scheduled to be the first date of order activation; and (ii) is authorized to act as Customer's agent in placing orders with other carriers in order to provide telecommunications services, if requested. Usage charges ("Usage Charges") hereunder shall be based on:
   (i) the rates for Services set forth in Exhibit A, as applicable; and (ii) actual usage of Supplier's network from establishment of a connection between the calling telephone and the called telephone to termination, as determined by Supplier. Customer's use of the IXC Online Software shall be provided pursuant to the Software License Agreement attached hereto as Exhibit B.

2. TERM. This Agreement is for a term of one (1) year commencing on the Effective Date, unless extended or earlier terminated pursuant to its terms. This Agreement shall be automatically extended at the expiration of the initial term on a month-to-month basis unless: (i) earlier terminated; or
   (ii) written notice is given by either party at least thirty (30) days before such expiration that such party does not consent to such extension. If Service continues after expiration of the initial term, Supplier may upon thirty (30) days' written notice adjust the rates for Service to its then current month-to-month rates.

3. CUSTOMER RESPONSIBILITIES.

   A. GENERAL DUTIES. Customer shall use its best efforts to solicit and market the Services in accordance herewith and with applicable law. Customer shall at all times conduct its efforts in a commercially reasonable and ethical manner. Customer shall pay all its expenses in connection with its business and its performance hereunder. Customer shall provide its own billing and customer service to its customers ("End-Users").

   B. RECORDS. Customer will maintain documents and records supporting Customer's re-sale of Service, including, but not limited to, an appropriate and valid Letter of Agency ("LOA") from each End-User for a period of not less than twenty-four (24) months or such other longer period as may be required by applicable law, rule or regulation. Valid proof of authorization includes an exact match of the name and telephone number on the LOA completed by the person authorized to make the switch or the actual tape of authorization in compliance with applicable Federal Communications Commission ("FCC") and state regulations. Customer must obtain a signed LOA from each End-User utilizing 800 service. Customer shall make originals available upon request of Supplier, any local exchange carrier ("LEC") or any regulatory agency within four (4) business days. A Customer is responsible for providing LOA's for its agents or resellers. Customer shall indemnify Supplier for any costs, charges or expenses incurred by Supplier arising from disputes involving Service to be provided to Customer for which Customer cannot produce an appropriate LOA relevant to the ANI and PIC Charge in question, or when Supplier is not reasonably satisfied that the validity of a disputed LOA has been resolved.

   C. LEC PRIMARY INTEREXCHANGE CARRIER CHANGE CHARGES ("PIC CHARGES"). Customer shall be responsible for PIC Charges that may be imposed on Supplier as a result of End-Users moving onto or off of the Supplier's network. In the event of a dispute regarding a transfer to the Supplier's network, including, but not limited to those resulting from Customer's inability or refusal to provide original End-User LOA's when requested, Customer shall pay Supplier such PIC Charges, and any other expenses or damages suffered by Supplier relating to any such transfer. To the extent Customer makes any statements or representations to third parties (including End-Users) with regard to Supplier, the Services, or the terms hereof, such statements or representations shall be true and not misleading. When applicable, Customer will be responsible for notifying each End-User, in writing (or by any other means approved by the FCC that: (i) a transfer charge will be reflected on such End-User's LEC bill for effecting a change in primary interexchange carriers, (ii) the entity name under which such End-User's interstate, intrastate and/or operator services will be billed (if different from Customer), and (iii) the "primary" telephone number(s) to be used for maintenance and questions concerning such End-User's long distance service and/or billing. Customer shall send Supplier a copy of the documentation Customer uses to satisfy the above requirements promptly upon request. Supplier may change the foregoing requirements at any time in order to conform with applicable FCC and state regulations. Notwithstanding the foregoing, however, Customer shall be solely responsible for ensuring that the transfer of End-Users to the Supplier's network conforms with applicable FCC and state regulations, including, without limitation, the regulations established by the FCC with respect to verification of orders for long distance service.

   D. SLAMMING POLICY. Supplier will not tolerate the practice of slamming, the intentional, unauthorized transfer of a customer's local or long distance service provider. Customer is responsible for resolving end user slamming complaints received by Customer or by Supplier on behalf of Customer; Supplier will not investigate or resolve slamming complaints brought by an End-User against Customer. If Supplier receives a slamming complaint from a regulatory body (FCC, state commissions, Federal and state counsel) against Customer and Customer is unable to provide Supplier with a valid LOA, then Customer will be required to pay an Unauthorized Carrier Change Charge of $200 for each unauthorized PIC change. This charge is to cover the administrative costs for processing the complaint and is in addition to any fines or penalties assessed by a state or federal regulatory agency, such fines or penalties also being the responsibility of the Customer. Continued acts of slamming by Customer shall be considered grounds for revoking any and all contracts with Customer and further refusing to provide service to Customer.


   E. CRAMMING POLICY. Supplier will not tolerate the practice of cramming, the intentional, unauthorized addition of services on a customer's bill. Customer may not submit for billing on the End-User customer's telephone bill charges other than those for products or services that are authorized by the end user customer and those that are required by regulatory or governmental authorities. When Customer submits such a change order, Customer shall provide to Supplier adequate proof of authorization and compliance within four (4) business days after Supplier requests a copy in writing. Continued acts of cramming or non-compliance will be grounds for service refusal and termination of all contracts. If Supplier receives a cramming complaint from a regulatory body (FCC, state commissions, Federal and state counsel) involving Customer, Supplier will assess Customer an Unauthorized Service Change Charge (USCC) of $200 for each complaint. Supplier will not assess the USCC for complaints where valid authorization was obtained and furnished to Supplier within four (4) business days. Valid authorization is defined as one of the following: (i) A voice recording of the entire and actual conversation with the End-user Customer; (ii) A written and signed document; or (iii) A voice recording of independent third party verification. The documented authorization should contain, at a minimum, the information required by the FCC and applicable state regulations.

   The documented authorization should be retained for a period of not less than two (2) years. If Customer resells Supplier's services through other companies or agents Customer will be responsible for any complaints caused by Customer's resellers or agents.

   F. FORECASTS. Before Customer's initial order for Service, Customer shall provide Supplier with a forecast covering a good faith estimate of the monthly traffic volume and distribution for the ordered Services so as to enable Supplier to configure optimum network arrangements. Customer shall thereafter provide notification to Supplier of any significant increases in its traffic volumes and distribution. Supplier shall provide Customer with any information reasonably requested to help Customer with its forecasts.

4. EXCLUDED ANIs. Supplier has the right to reject any automatic number identifier ("ANI") supplied by Customer for any of the following reasons: (i) Supplier is not authorized to provide or does not provide long distance services in the particular jurisdiction in which the ANI is located; (ii) a particular ANI submitted by Customer is not in compliance with Supplier's then-current format, which shall be made available to Customer upon request;
   (iii) Customer is not certified to provide long distance services in the jurisdiction in which the ANI is located; (iv) Customer is in default of this Agreement; (v) Customer fails to cooperate with Supplier in implementing reasonable verification processes determined by Supplier to be necessary or appropriate in the conduct of business; or (vi) any other circumstance reasonably determined by Supplier which could adversely affect Supplier's performance under this Agreement or Supplier's general ability to transfer its other customers or other End-Users to the Supplier's network, including without limitation, Supplier's ability to electronically effect PIC changes with the LEC's. However, whether or not Supplier is electronically connected to the LEC's, Supplier shall issue PIC orders on behalf of Customer. In the event Supplier rejects an ANI, Supplier will use its best efforts to notify Customer within forty-eight hours of its decision specifically describing the rejected ANI and the reason(s) for rejecting that ANI. Further, any ANI requested by Customer for Service may be deactivated by Supplier after five
   (5) days' written notice to Customer if no Service billings relevant thereto have been generated in any prior period of three (3) consecutive calendar months.

5. FRAUDULENT CALLS. Customer shall indemnify and hold Supplier harmless from all costs, expenses, claims or actions arising from fraudulent calls of any nature which may comprise a portion of the Service to the extent that the party claiming the call(s) in question to be fraudulent is (or had been at the time of the call) an End-User of the Service through Customer or an End-User of the Service through Customer's distribution channels. Customer shall not be excused from paying Supplier for Service provided to Customer or any portion thereof on the basis that fraudulent calls comprised a corresponding portion of the Service. In the event Supplier discovers fraudulent calls being made (or reasonably believes fraudulent calls are being made), nothing contained herein shall prohibit Supplier from taking immediate action that is reasonably necessary to prevent such fraudulent calls from taking place, including without limitation, denying Service to particular ANI's or terminating Service to or from specific locations. Supplier shall use reasonable efforts to notify Customer in the event Supplier takes action upon discovery of fraudulent calls. In the event Customer discovers fraudulent calls being made (or reasonably believes fraudulent calls are being made), Customer shall notify Supplier as soon as possible at 1-800-353-3678.

6. RATE CHANGES / SERVICE MODIFICATIONS.

   A. Supplier reserves the right to eliminate Services and/or modify charges for Services upon not less than thirty (30) days' written notice to Customer for domestic Services and upon not less than seven (7) days' written notice to Customer for international Services, which notice will state the effective date for the elimination or modification.

   B. HIGH COST TERMINATION/ORIGINATION. Customer will maintain at least 80% of the originating and 80% of the terminating minutes (during any calendar month or pro-rata portion thereof) in the low cost services areas as defined in Exhibit C. Supplier shall have the right to apply a $0.03 per minute surcharge to the number of originating minutes and apply a $0.03 per minute surcharge to the number of terminating minutes which low cost origination/termination does not exceed 80% of the total monthly Service and a $0.05 per minute


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

   surcharge to the number of high cost originating and terminating minutes which exceeds 50% of total monthly Service.

   Low Cost Origination or Termination is defined as all international calls and domestic calls to or from any NPA.NXX associated with the Operating Company Numbers listed in Exhibit C.

   C. MINIMUM USAGE. In the event Customer fails to utilize an average of at least 40,000 minutes of traffic per DS-1 per month, Supplier may, upon thirty
   (30) days' written notice to Customer, disconnect such under-utilized DS-1 without liability to Customer. During such time as such DS-1 is under-utilized, or if Customer requests that such under-utilized DS-1 not be disconnected, an under-utilization fee per DS-1 will be applied to the monthly invoice based on the schedule set forth in Exhibit A.

7. INVOICE & RATES.

   A. DUE DATE. Usage Charges are billed and payable following the period in which actual usage has been incurred. All Usage Charges contained in this Agreement are calculated according to the rates set forth in Exhibit A attached hereto.

   B. VOLUME RATES. Subject to the terms and conditions herein, Customer shall pay for any Services hereunder at the rate reflected in Exhibit A based upon Customer's total monthly usage.

8. CALCULATION OF CALL DURATION. Supplier will calculate call duration for Call Detail Records ("CDR's") which will be sent to Customer by Supplier for Customer to rebill Customer's End-Users, based upon the then-current IXC On-line software specifications. Customer will be billed according to the rates in the attached exhibits based on call duration of each CDR. Call duration for outbound services will be from answer supervision of the called party to disconnect. Call duration for inbound service will be from trunk seizure of the Customer's platform to disconnect. CDR's, upon request by Customer will be sent by Supplier within five (5) business days from the end of the month in which service is rendered. Customer shall choose to have the CDR's delivered either by electronic transmission or by CD ROM and shall pay for such delivery according to the schedule set forth in Exhibit A. CDR's shall be made available for up to one (1) year from the date of service. The information format of the CDR's is included in the User Guide and is subject to change from time to time at Supplier's sole discretion.

   VERSION 2, 6.17.99

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